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                                                                     Exhibit 2.0

                           ASSET PURCHASE AGREEMENT

   This Asset Purchase Agreement (this "Agreement") is made as of March 6, 2002 by and among MEC Lone Star, L.P., a Delaware limited partnership ("Buyer"), Lone Star Race Park, Ltd., a Texas limited partnership ("Lone Star"), and LSJC Development Corporation, a Texas corporation ("Tenant"; Lone Star and Tenant are sometimes referred to individually as a "Seller" and collectively as "Sellers").

                                   RECITALS

  A. Sellers are in the business of leasing and operating a horse racing track called Lone Star Park at Grand Prairie located in Grand Prairie, Texas (the "Track").

  B. Buyer desires to acquire the Purchased Assets and Assumed Liabilities of Sellers.

  C. Sellers desire to transfer the Purchased Assets and Assumed Liabilities of Sellers to Buyer.

                                   AGREEMENT

   The parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

   For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

   "Accounts Receivable" means a right to receive payment of a monetary obligation for property sold or for services performed in connection with the Business. In determining how long a given account receivable has been outstanding for purposes of this definition, payments received from an account debtor shall be applied first to invoices as specified by that account debtor and then to the oldest outstanding invoice except where that invoice is in dispute. Accounts receivable not meeting the foregoing criteria may nonetheless be accepted in writing as "Accounts Receivable" in Buyer's sole discretion.

   "Accrued Payables" means those noncontingent liabilities of a Seller that represent such Seller's obligation to pay consideration to trade creditors, employees and others having provided, or being obligated to provide, services or goods (including, without limitation, accounts payable, Employee salaries and deferred Employee compensation, accrued Employee bonuses (other than for the Significant Employees) and vacation for the current year (other than for Significant Employees), settlements due to other racetracks with respect to simulcast wagering and amounts owed for outstanding pari-mutuel tickets), in each case to the extent incurred in the Ordinary Course of Business in connection with the Business, accrued but unpaid in the Ordinary Course of Business as of the Closing Date and included in the Final Closing Balance Sheet.

   "Act" means the Texas Racing Act, as amended from time to time.
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   "Applicable Contract" means any Contract (a) under which a Seller has or may acquire rights, (b) under which a Seller has or may become subject to any obligation or liability, or (c) by which a Seller or any of the assets owned or used by it is or may become bound, but does not include any Contract which relates to or constitutes an Excluded Asset or Excluded Liability.

   "Asset Acquisition" is defined in the definition of Contemplated
Transactions.

   "Assets" means:

  (a) all Cash;

  (b) all Inventory;

  (c) all Accounts Receivable;

  (d) all Fixed Assets;

  (e) all Real Property;

  (f) all Governmental Authorizations;

  (g) all of each Seller's interest in and rights and privileges under all unperformed orders, sale contracts (wherein such Seller is a selling party), operating and processing agreements, options, leases of equipment or Facilities, franchises, dealer licenses and agreements, purchase warranties and other Contracts to the extent that they exist and relate to the Business, in whole or in part;

  (h) all books, files, records and data (including personnel and payroll records), correspondence, and other records pertaining to the Business or true copies thereof;

  (i) any claims, demands, causes of action and pending litigation where a Seller (in connection with the Business, the Purchased Assets or the Assumed Liabilities) is a claimant, plaintiff or beneficiary, except to the extent constituting matters giving rise to Damages for which such Seller is responsible pursuant to Article 10;

  (j) all Intellectual Property Assets used in the Business including, without limitation, those listed in Part 3.21 of the Disclosure Letter;

  (k) all amounts maintained in the "Rent Reserve Fund" and the "Improvement and Repair Reserve Fund" under the Sports Corporation Lease (the "Lease Reserve Funds");

  (l) all marketing records, customer lists, warranty records, sales records, licensing records, sales literature, electronic data processing programs and similar computer software (or leases or licenses therefor), and accounting records and documents used in the Business; and

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  (m) all other properties and assets, tangible and intangible, wheresoever located, owned by Sellers and used in the Business, including all properties and assets included on the Final Closing Balance Sheet.

   "Assignment" is defined in Section 7.4(c).

   "Assignment of Leases and Assumed Contracts" is defined in Section 2.6(c).

   "Assumed Contracts" means, to the extent assignable, all of Sellers' right, title and interest in and to the contracts listed on Exhibit A attached hereto.

   "Assumed Liabilities" is defined in Section 2.2(b).

   "Balance Sheets" is defined in Section 3.3(a).

   "Bank" is defined in Section 2.2(b).

   "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, including the payment of money in amounts that are commensurate, in such Person's reasonable discretion, with the desired result.

   "Bill of Sale" is defined in Section 2.6(a).

   "Breach" means, with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement, any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

   "Business" means the business of leasing and operating the Track and all related activities, as conducted by Sellers or any predecessor of Sellers under any name prior to the date of this Agreement.

   "Business Day" means each banking day, as defined by the Texas Uniform Commercial Code.

   "Buyer" is defined in the first paragraph of this Agreement.

   "Buyer's Advisors" is defined in Section 5.1.

   "Cash" means all cash and cash equivalents determined on a basis consistent with the Balance Sheets.

   "City" means the City of Grand Prairie, Texas.

   "Cleanup" is defined in the definition of Environmental, Health and Safety Liabilities.

   "Closing" is defined in Section 2.5.

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   "Closing Date" means the date and time as of which the Closing actually takes place.

   "Commission" means the Texas Racing Commission.

   "Company Other Benefit Obligation" is defined in Section 3.12(a).

   "Company Plan" is defined in Section 3.12(a).

   "Concession Agreement" is defined in Section 7.4(m).

   "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

   "Contemplated Transactions" means any and all of the transactions contemplated by this Agreement, including:

  (a) the acquisition of the Purchased Assets and Assumed Liabilities by Buyer (the "Asset Acquisition"); and

  (b) the performance by the parties hereto of their respective covenants and obligations under this Agreement.

   "Contract" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

   "Damages" is defined in Section 10.2.

   "Deed" is defined in Section 7.4(b).

   "Disclosure Letter" means the disclosure letter delivered by Sellers to Buyer that is referred to in this Agreement setting forth information supplementing representations and warranties contained in this Agreement.

   "Distribution" means, with respect to any Person that is an entity, dividends or other distributions or payments (including upon or in contemplation of liquidation or dissolution) on or with respect to equity interests (including capital stock and partnership interests) in such Person.

   "Employee" means any officer or employee of a Seller with respect to the Business.

   "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

   "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

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   "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

  (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses;

  (c) financial responsibility for cleanup costs or corrective action, including any required investigation, cleanup, removal, containment or other remediation or response actions ("Cleanup") and for any natural resource damages; or

  (d) any other required compliance, corrective, investigative or remedial measures.

The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended.

   "Environmental Law" means any Legal Requirement that requires or relates to:

  (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

  (d) protecting resources, species or ecological amenities;

  (e) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

  (f) cleaning up pollutants that have been released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

  (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

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   "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended from time to time, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

   "ERISA Affiliate" is defined in Section 3.12(a).

   "Escrow Agreement" is defined in Section 10.10.

   "Excluded Assets" is defined in Section 2.1(b).

   "Excluded Liabilities" is defined in Section 2.2(a).

   "Facilities" means any real property, leaseholds or other interests currently owned, leased, or operated by Sellers and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently owned, leased, or operated by Sellers, but does not include any Excluded Assets.

   "Federal Income Tax Basis" means the accrual basis of accounting used for federal income tax reporting purposes. The principal differences between the Federal Income Tax Basis and GAAP are described in Note 2 to the Balance Sheets.

   "Final Closing Balance Sheet" means the audited balance sheet (including the related notes and schedules thereto) of Sellers and their respective Subsidiaries setting forth the Purchased Assets and the Assumed Liabilities, to be prepared and delivered to Buyer pursuant to Section 2.4(b) and dated as of the Closing Date.

   "Fixed Assets" means all plant, machinery and other tangible assets used in the conduct of the Business other than Cash, Inventory, Accounts Receivable and Real Property.

   "GAAP" means generally accepted United States accounting principles.

   "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

   "Governmental Body" means any:

  (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

  (b) federal, state, local, municipal, foreign or other government;

  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

  (d) multi-national organization or body; or

  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

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   "GPMURD" means the Grand Prairie Metropolitan Utility and Reclamation
District of Dallas County, Texas.

   "GPMURD Lots" means those certain lots of real estate described on Exhibit C-3 attached hereto.

   "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, or that may affect the value of the Facilities or Sellers.

   "Hazardous Materials" means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

   "Indemnified Persons" is defined in Section 10.3.

   "Intellectual Property Assets" is defined in Section 3.21(a).

   "Installment Obligation" is defined in Section 2.8(b).

   "Inventory" means any and all goods, merchandise and other items owned and held by a Seller for sale, manufacture or other delivery in the conduct of the Business, including without limitation raw materials, parts or components, finished goods, work in process, returned goods, inventory, buyouts and directs, replacements or spare or component parts, excluding, however, any such goods, merchandise and other items that are not in good, working condition by industry standards or not in identifiable condition in accordance with industry standards. No inventory or goods shall be excluded from "Inventory" solely because it is obsolete. Items not meeting the foregoing criteria nonetheless may be accepted in writing as "Inventory" in Buyer's sole discretion.

   "IRC" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

   "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

   "Knowledge" means, with respect to an individual and a particular fact or other matter, that:

    (a) such individual is actually aware of such fact or other matter; or

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  (b) the failure of such individual to discover or otherwise become aware of such fact or other matter in the course of conducting the Business in a prudent and business like manner would be negligent.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, general partner, executor or trustee of such Person (or as a director or officer of a general partner, executor or trustee or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. Without limiting the generality of the foregoing, Sellers will also be deemed to have "Knowledge" of a particular fact or matter if any of the Significant Employees have Knowledge of such fact or matter.

   "Lease Reserve Funds" is defined in the definition of Assets.

   "Leases" means all rights of Sellers as lessor or sublessor under the leases or agreements providing for the use or occupancy by parties other than Sellers of any portion of the Real Property and listed on Exhibit B attached hereto.

   "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, regulation, statute or treaty.

   "License" is defined in Section 2.9(a).

   "License Assignment" is defined in Section 7.4(k).

   "Lone Star" is defined in the first paragraph of this Agreement.

   "Mark" is defined in Section 3.21(a).

   "MBLS" means MBLS, Inc., a Texas corporation.

   "MEC Extreme Park" means MEC Texas Extreme Park, LLC, a Delaware limited liability company.

   "Multi-Employer Plan" is defined in Section 3.12(a).

   "New License" is defined in Section 2.9(a).

   "New LLC" is defined in Section 2.9(a).

   "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

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   "Order" means any award, decree, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

   "Ordinary Course of Business" means, with respect to an action taken by a Person, that:

  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

  (b) such action is not required to be authorized by the board of directors of such Person or of such Person's general partner if such Person is a limited partnership (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person or the limited partners of such Persons if such Person is a limited partnership.

   "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws or code of regulation of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

   "Other Benefit Obligations" is defined in Section 3.12(a).

   "Parent" means Magna Entertainment Corp., a Delaware corporation.

   "Permitted Exceptions" is defined in Section 2.12(a).

   "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

   "PILOT Agreement" is defined in Section 2.12(c).

   "Plan" is defined in Section 3.12(a).

   "Plan Sponsor" is defined in Section 3.12(a).

   "Pollock Paper Agreement" is defined in Section 2.1(b)(x).

   "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Body or arbitrator.

   "Proprietary Rights Agreement" is defined in Section 3.19(b).

   "Purchased Assets" is defined in Section 2.1(a).

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   "Purchase Price" is defined in Section 2.3.

   "Qualified Plan" is defined in Section 3.12(a).

   "Real Property" means all of Sellers' right, title and interest in, to and under the real property described on Exhibits C-1, C-2 and C-3 attached hereto, including any leasehold interests, and the buildings, structures and improvements thereon and any fixtures appurtenant thereto.

   "Related Person" means (i) with respect to a particular individual:

  (a) each other member of such individual's Family;

  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity);

and (ii) with respect to a specified Person other than an individual:

  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

  (b) any Person that holds a Material Interest in such specified Person;

  (c) each Person that serves as a director, officer, general partner, executor or trustee of such specified Person (or as a director or officer of a general partner, executor or trustee or in any similar capacity);

  (d) any Person in which such specified Person holds a Material Interest;

  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

  (f) any Related Person of any individual described in clause (ii)(b) or
      (ii)(c).

   For purposes of this definition, (a) the "Family" of an individual includes
(i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power

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of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

   "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

   "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

   "Retained Suite" is defined in Section 2.1(b).

   "Rules" means the Rules of Racing adopted by the Commission, as amended from time to time.

   "SC Assignment" is defined in Section 7.4(l).

   "Seller" is defined in the first paragraph of this Agreement.

   "Seller Partner" means a partner of a Seller.

   "Sellers' 401(k) Plan" means the Lone Star Park at Grand Prairie 401(k) Retirement Plan (effective March 15, 1998).

   "Sellers' Long Term Incentive Plan" means the Lone Star Race Park, Ltd. Executive Long-Term Bonus Plan (January 2001).

   "Significant Contract" and "Significant Contracts" are defined in Section 3.16(a).

   "Significant Employees" means Robert L. Kaminski, Corey Johnsen, Paula Dowell, G.W. Hail and Jeff Greco.

   "Sports Corporation" means Grand Prairie Sports Facilities Development Corporation, Inc., a Texas non-profit industrial development corporation.

   "Sports Corporation Lease" means the Lease Agreement dated as of September 15, 1995 between Tenant and the Sports Corporation, as amended to date and as hereafter amended or amended and restated with the consent of Buyer.

   "Sports Park" means Lone Star Extreme Sports Park, LLC, a Texas limited liability company.

   "Sports Park Assignment" is defined in Section 7.4(p).

   "Sports Park Lease" means the Sublease Agreement dated January 31, 2001 between Tenant and Sports Park.

   "Subsidiary" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that

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corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

   "Survey" is defined in Section 2.12(a).

   "Tax" means any income tax, capital gains tax, value-added tax, franchise tax, sales tax, use tax, property tax, pari-mutuel tax, gift tax, estate tax or other similar tax, including any levy, assessment, tariff, duty, customs duty, or other fee in the nature of or in lieu of any tax, including any fine, penalty, interest or addition to tax, imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty or fee, and includes amounts paid or payable to GPMURD and the Grand Prairie Independent School District, which shall be considered real property taxes for purposes of Section 2.8(a)(iii).

   "Tax Return" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

   "Tenant" is defined in the first paragraph of this Agreement.

   "Tenant Assets" is defined in Section 2.8(b).

   "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

   "Threatened" means, with respect to a claim, Proceeding, dispute or other matter, that any written demand or statement has been made or any written notice has been given or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

   "Title Commitment" is defined in Section 2.12(a).

   "Title Company" means First American Title Insurance Company.

   "Title Policy" is defined in Section 7.4(d).

   "Track" is defined in the Recitals.

   "Trade Secrets" is defined in Section 3.21(a).

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2. PURCHASE OF ASSETS, ASSUMPTION OF LIABILITIES AND RELATED TRANSACTIONS;
   CLOSING

2.1 PURCHASE OF ASSETS

  (a) Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, each Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from such Seller, all of such Seller's Assets except the Excluded Assets identified in paragraph (b) below (the "Purchased Assets"). In addition, Sellers shall (i) cause Sports Park to assign to MEC Extreme Park all of Sports Park's rights under (A) the Operating Agreement dated February 14, 2001 between the City and Sports Park and
      (B) the Sublease Agreement dated as of January 31, 2001 between Sports Park and the City, (ii) cause Sports Park to convey all of its other Assets to MEC Extreme Park, (iii) cause MBLS to transfer to Buyer or its designee all of its interest in the assets used at the Track, including without limitation food, beverages, utensils, equipment, and the like, but excluding its liquor license, (iv) convey to Buyer each GPMURD Lot owned by Sellers free and clear of all monetary liens or encumbrances, (v) cause the owners of the other GPMURD Lots to convey such GPMURD Lots to Persons acceptable to Buyer free and clear of all monetary liens or encumbrances, and (vi) transfer to Buyer all of its membership interest in the New LLC.

  (b) Excluded Assets. The Assets that constitute Excluded Assets include only:

      (i) Each Seller's Tax records, corporate or partnership records and nontransferable Governmental Authorizations; provided, however, that copies of such Tax records, corporate or partnership records and nontransferable Governmental Authorizations shall be provided to Buyer prior to the Closing;

     (ii) all real property (approximately 840 acres) owned by Lone Star located west of Belt Line Road and described on Exhibit D attached hereto;

    (iii) the real property (approximately 31 acres) owned by Lone Star located east of Belt Line Road and described on Exhibit E attached hereto and any and all appurtenant easements or rights of way affecting such real property;

     (iv) 2,000 shares of Series A Cumulative Preferred Stock of NextStage Entertainment Corporation owned by Lone Star;

      (v) the right to have exclusive use of Luxury Suite No. 512 located at the Track (the "Retained Suite") pursuant to an agreement substantially in the form attached hereto as Exhibit F;

     (vi) 100% of the issued and outstanding stock of Tenant and all of the outstanding equity interests in any Subsidiary of Lone Star or Tenant except Lone Star's interests in Lone Star Sales Pavilion, LLC, Texas Thoroughbred Sales Pavilion, Ltd. and New LLC;

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     (vii) all insurance policies, insurance contracts and insurance plans;

    (viii) amounts on deposit, including interest accrued thereon, in the Lease Reserve Funds in excess of amounts required to be deposited therein pursuant to the Sports Corporation Lease, and, if, and only if, the Sports Corporation agrees on or prior to the Closing to eliminate the requirement for Lease Reserve Funds from the Sports Corporation Lease, any and all amounts remaining in the Lease Reserve Funds;

      (ix) all employee benefit plans and all related reserves, insurance policies or other funds or assets maintained by Sellers or any Related Person;

       (x) all rights related to the Purchase and Sale Agreement to be entered into between Lone Star, as seller, and Crow Family Holdings Industrial Texas Limited Partnership, as buyer, relating to the Pollock Paper expansion (the "Pollock Paper Agreement"), other than Buyer's rights as a third party beneficiary under paragraphs 13 and 14 of the Pollock Paper Agreement;

      (xi) all contract rights related solely to other Excluded Assets; and

     (xii) all rights of Sellers under this Agreement and any other documents delivered in connection with the Contemplated Transactions.

2.2 ASSUMPTION OF CERTAIN LIABILITIES

    (a) Liabilities Not Assumed. Except for the liabilities and obligations specifically assumed pursuant to subsection (b) below, Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Sellers or any affiliate thereof (the "Excluded Liabilities") including, but not limited to, the following:

        (i) any liabilities or obligations (including without limitation any Environmental, Health and Safety Liabilities) incurred, arising from or out of conditions or events existing or occurring prior to the Closing in connection with the Business, Sellers' ownership of the Purchased Assets or the issuance, sale, repayment or repurchase of any of their securities;

       (ii) any liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against Sellers whether before or after the Closing Date that arise out of events prior to the Closing Date;

      (iii) any liabilities or obligations incurred, arising from or out of, in connection with or as a result of any alleged or actual defect in any development or construction project of Sellers or any affiliate (including without limitation, the Track) or in connection with any alleged or actual breach of warranty (whether express or implied) in relation to any such development or construction project prior to the Closing Date;

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

    (iv) except as provided in Section 2.2(b)(v), any liabilities or obligations (whether assessed or unassessed) of Sellers for any Taxes, including any Taxes arising by reason of the transactions contemplated herein, as of, or for any period ending on or prior to, the Closing Date;

     (v) except as specified in this Agreement, any liabilities or obligations to former or current officers, directors, employees or affiliates of either Seller, including, without limitation, any liabilities or obligations of either Seller in connection with any employee benefit plans or pension plans (including Sellers' 401(k) Plan and Sellers' Long Term Incentive Plan) or collective bargaining, labor or employment agreement or other similar arrangement or obligations in respect of retiree health benefits and including any fines, Taxes, penalties or related charges payable to any person in connection with such employee benefit plans and pension plans;

    (vi) the liabilities or obligations listed on Part I of Exhibit UU attached hereto;

   (vii) any liabilities or obligations to any Seller Partner or any former Seller Partner; and

  (viii) any fees, expenses, liabilities or obligations of Sellers, incurred, arising from or out of or in connection with this Agreement, the transactions contemplated herein, or the events or negotiations leading up to this Agreement.

  (b) Assumed Liabilities. On the Closing Date, Buyer shall assume and timely pay the following liabilities and obligations relating only to the Business, and no others (the "Assumed Liabilities"):

       (i) Accrued Payables;

      (ii) all obligations and liabilities of Sellers under the Assumed Contracts identified on Exhibit A attached hereto;

     (iii) the obligations of Sellers to each of the Persons listed on Exhibit G attached hereto with respect to the Luxury Suites at the Track listed opposite their respective names on such Exhibit, in each case pursuant to an assignment and assumption agreement in the form attached hereto as Exhibit H, with Buyer as the assignee of Lone Star (formerly named Lone Star Jockey Club, Ltd.);

      (iv) all obligations of Lone Star pursuant to the Act, the Rules or Contracts with horsemen's organizations with respect to purse funds held by Lone Star for the benefit of others;

       (v) all liabilities of Lone Star for pari-mutuel Taxes and contributions required by the Act or the Rules, including without limitation contributions to the Texas-bred program, breed registries and the equine research account;

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

     (vi) all obligations under Contracts entered into and all liabilities incurred by either of Sellers after the date of this Agreement that are in compliance with Section 3.15; and

    (vii) all obligations under Contracts entered into and all liabilities incurred by either of Sellers after the date of this Agreement with the prior written consent of Buyer.

For purposes of this Section 2.2(b), obligations and liabilities shall include only those obligations and liabilities: (a) incurred or arising after the Closing Date; or (b) existing on the Closing Date, arising under the terms of the Contract, Act or Rules, as applicable, and unpaid or otherwise unperformed in the Ordinary Course of Business.

2.3 PURCHASE PRICE

    The Purchase Price on the Closing Date shall consist of US$80,000,000 in cash, subject to any adjustment made in accordance with Exhibit WW attached hereto, and the assumption by Buyer of the Assumed Liabilities. The Purchase Price shall be allocated among Lone Star, Tenant and MBLS and among the Purchased Assets as set forth in Section 2.8(b). Buyer and Sellers agree to report the Contemplated Transactions for federal income tax and Texas franchise tax purposes in a manner consistent with such allocation.

2.4 PURCHASE PRICE ADJUSTMENT; FINAL CLOSING BALANCE SHEET

    (a) The Purchase Price shall be subject to adjustment as specified on Exhibit WW attached hereto.

    (b) As promptly as practicable, but in any event within forty-five calendar days following the Closing Date, Sellers shall deliver to Buyer the Final Closing Balance Sheet, together with a report thereon of Sellers' accountants, Ernst & Young LLP, stating that the Final Closing Balance Sheet fairly presents the financial position of Sellers at the Closing Date on a Federal Income Tax Basis applied on a basis consistent with the Balance Sheets; provided that the Final Closing Balance Sheet will include accruals for all expenses associated with this Agreement and the Contemplated Transactions (including the cost of the Title Policy). As promptly as practicable, but in any event within fifteen calendar days, Buyer shall deliver to Sellers its objection, if any, to the Final Closing Balance Sheet and any proposed adjustments. If the parties are unable to agree on the Final Closing Balance Sheet, then either Buyer or Sellers may initiate dispute resolution proceedings identical to those set forth on Exhibit WW attached hereto.

2.5 CLOSING

   The closing of the Contemplated Transactions (the "Closing") will take place at the offices of Lone Star's counsel at 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202, at 10:00 a.m. (local time) on the later of (i) May 29, 2002 or (ii) the date that is ten business days following the receipt of all Governmental Authorizations required in order for consummation of the Contemplated Transactions, or at such other time and place as the parties may agree. Subject

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

to the provisions of Section 9, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this
Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.6 CLOSING DELIVERIES BY SELLERS

   At the Closing, each Seller shall deliver or cause to be delivered to
Buyer:

  (a) A Bill of Sale and Assignment, in substantially the form of Exhibit I attached hereto (the "Bill of Sale").

  (b) Instruments of transfer in the form customarily used in commercial transactions in the area in which the personal property is located sufficient to transfer each personal property interest owned by Sellers and not otherwise transferred by the Bill of Sale.

  (c) An Assignment of Leases and Assumed Contracts and Assumption Agreement, in substantially the form of Exhibit J attached hereto (the "Assignment of Leases and Assumed Contracts").

  (d) Such other instruments of transfer necessary or appropriate to transfer to and vest in Buyer all of each Seller's right, title and interest in and to the Purchased Assets.

  (e) The certificates, Consents and other documents referred to herein as then deliverable by Sellers.

  (f) A list of all Accounts Receivable and related aging schedule identifying accounts, the payment of which is not more than 90 days overdue.

  (g) The keys to all locks located on or in the Purchased Assets (and any and all cards, devices or things necessary to access any Purchased Assets).

  (h) Any and all other documents required by Article 7 to be delivered by Sellers to Buyer on the Closing Date.

2.7 CLOSING DELIVERIES BY BUYER

   At the Closing, Buyer shall deliver to Sellers:

  (a) The cash portion of the Purchase Price payable to each Seller, net of the amount required to be deposited in the escrow account pursuant to
      Section 10.10, by wire transfer in immediately available funds to an account designated in writing by such Seller at least two business days prior to the Closing Date.

  (b) The Bill of Sale.

  (c) The Assignment of Leases and Assumed Contracts.

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

    (d) Such instruments as may reasonably be requested by any creditor, lessor or any other person whose consent is required to consummate the transactions contemplated by this Agreement to evidence the assumption by Buyer of the Assumed Liabilities.

    (e) The certificates, Consents and other documents referred to herein as then deliverable by Buyer.

    (f) Any and all other documents required by Article 8 to be delivered by Buyer to Sellers on the Closing Date.

2.8 CERTAIN TAX MATTERS

    (a) Liability for Taxes and Related Matters.

        (i) Sellers' Liability for Taxes. Except as provided in Section 2.8(a)(iii), Sellers shall be liable for all Taxes imposed on Sellers for any taxable year ending on or before the Closing Date and, for Taxes relating or attributable to the Purchased Assets and Assumed Liabilities with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on the Closing Date. Except as set forth in clause (ii) below, Sellers shall be entitled to any refund of Taxes received for such periods that are not carried as current assets on the Final Closing Balance Sheet.

       (ii) Buyer's Liability for Taxes. Buyer shall be liable for the Taxes relating or attributable to the Purchased Assets and Assumed Liabilities for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. Buyer shall be entitled to any refund of Taxes received for such periods and any refunds of Taxes that are carried as current assets on the Final Closing Balance Sheet.

      (iii) Apportioning Taxes for the Closing Date. For purposes of paragraphs (a)(i), (a)(ii) and (a)(iv), whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and portion of the year or period beginning after, the Closing Date shall be (x) in the case of any ad valorem or real property Taxes, prorated according to the number of days in the Tax period before and including the Closing Date and the number of days after the Closing Date and (y) in the case of any other Taxes, determined by assuming that the Business had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a pro rata basis.

       (iv) Personal Property Taxes. Sellers shall be liable for and pay or cause to be paid a pro rata portion, determined as contemplated by paragraph (a)(iii) above, of all state and local ad valorem and real property Taxes relating to the Purchased Assets. Such portion shall be paid by reimbursement to Buyer of such portion promptly after Buyer notifies Sellers in writing, which written notice shall include a copy of all Tax bills and Buyer's

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

        check for payment, that it has paid or caused to be paid such portion or Taxes including such portion.

    (v) Adjustment to Purchase Price. Any payment by Buyer or Sellers to or for the account of the other under this Section 2.8 will be made promptly and will be treated as an adjustment to the Purchase Price referred to in Section 2.4 for Tax purposes. Notwithstanding any other provision of this Agreement, neither party shall have any obligation to make any payment under this Section 2.8(a) to the extent that the items to which such payment relates have been accounted for pursuant to the provisions of Exhibit WW attached hereto.

    (vi) Tax Returns. Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Sellers for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns and Buyer shall file or cause to be filed when due all Tax Returns relating to the Purchased Assets and the Assumed Liabilities that are required to be filed by or with respect to Buyer for all taxable years or periods ending after the Closing and, subject to this Section 2.8, shall pay any Taxes due in respect of such Tax Returns.

  (b) Allocation of Purchase Price.

    (i) In Tenant's federal income and franchise Tax Returns filed for all prior taxable years, Tenant reported the Sports Corporation Lease as a purchase money note (the "Installment Obligation") pursuant to which Tenant acquired the property subject to the Sports Corporation Lease. Consistent with the foregoing, the parties agree to report for federal income tax and Texas franchise tax purposes in a manner consistent with the following: (A) Buyer's assumption of the Sports Corporation Lease shall be treated as an assumption of the Tenant's Installment Obligation; (B) the assets acquired by Buyer from Tenant pursuant to this Agreement are the Purchased Assets acquired from Tenant, treating the property subject to the Sports Corporation Lease as owned by Tenant and sold to Buyer (the "Tenant Assets");
        (C) the total sales price paid by Buyer to Tenant to be reported in
        Part I, Line 3 of Treasury Department Form 8594 shall be the sum of
        (x) $43,892,358 of the cash portion of the Purchase Price set forth in Section 2.3, (y) any Assumed Liabilities assumed from Tenant (excluding the PILOT Agreement as an Assumed Liability for purposes of the calculations in Sections 2.8(b)(i) and (ii) only) and (z) the Installment Obligation, which as of December 31, 2001 had a fixed obligation of $19,107,642; and (D) the fair market value of the Class I and III assets to be agreed on by the parties in accordance with the procedures set forth in Section 2.8(b)(iv) below; and (E) the fair market value of the Class V assets to be reported on Treasury Department Form 8594 shall be equal to the excess of the sales price as determined under Section 2.8(b)(i)(C) over the aggregate fair market value of the Class I through Class III assets as determined in clause (D) of this Section 2.8(b)(i), and will be allocated to the individual Tenant Assets within Class V assets on the Treasury Department Form 8594 in accordance with the procedures described in Section 2.8(b)(iv) below.

    (ii) The parties agree to report for federal income tax and Texas franchise tax purposes in a manner consistent with the following:
         (A) the actions described in Section 2.9 shall be treated, for federal income tax and Texas franchise tax purposes only, as Buyer's purchase of the License from Lone Star; (B) the total sales price paid by Buyer

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

       to Lone Star to be reported in Part I, Line 3 of Treasury Department Form 8594 shall be the sum of $36,107,642 of the cash portion of the Purchase Price set forth in Section 2.3 (minus the amount allocated to the MBLS assets pursuant to Section 2.8(b)(iii)), plus the Assumed Liabilities assumed from Lone Star (excluding the PILOT Agreement as an Assumed Liability for purposes of the calculations in Sections 2.8(b)(i) and (ii) only); (C) the fair market value of the Class IV assets and Class V assets to be reported on Treasury Department Form 8594 shall be zero and $2,022,387, respectively (as reasonably adjusted by agreement of the parties for additions and disposals from the execution of this Agreement to the Closing) with the fair market value of the individual assets in each such class to be reported on Treasury Department Form 8594 to be agreed by the parties in accordance with the procedures described in Section 2.8(b)(iv) below and the fair market value of the Class I through III assets to be agreed on by the parties in accordance with the procedures set forth in Section 2.8(b)(iv) below; and (D) the fair market value of the Class VI assets to be reported on Treasury Department Form 8594 shall be equal to the excess of the sales price as determined in clause (B) above over the aggregate fair market value of the Class I through Class V assets as determined in clauses (A) through (C) of this
       Section 2.8(b)(ii), and will be allocated solely to the License.

    (iii) The total sales price paid by Buyer to MBLS to be reported in Part I, Line 3 of Treasury Department Form 8594 shall be equal to the net book value of the assets acquired from MBLS. The fair market value of all classes of assets reported on Form 8594 as acquired by Buyer from MBLS shall be determined by the parties in accordance with the procedures set forth in Section 2.8(b)(iv).

    (iv) No later than ninety (90) days subsequent to the date of the Final Closing Balance Sheet, the parties shall agree to the allocation required by Sections 2.8(b)(i)(D) and 2.8(b)(ii)(C) (the "Allocation"). The values assigned to the Individual Assets under Sections 2.8(b)(i)(D) and 2.8(b)(ii)(C) by mutual agreement shall be conclusive and final for all purposes, and no party shall take any position before any Governmental Body or in any proceeding that is in any way inconsistent with the Allocation. Notwithstanding the foregoing, if the parties cannot agree to an Allocation, then either party may submit the matter to a nationally recognized accounting firm that is independent of Buyer and Seller (the "Allocator"); provided that, if the parties are unable to agree on an Allocator within ten (10) days, the Allocator shall be chosen at random by the parties' accountants from among the "Big Five" accounting firms that are independent of Buyer and Seller and their affiliates. The determination of the Allocator as to the Allocation shall be final and binding on all parties. The fees and expenses of the Allocator shall be paid by the party against whom the final determination is made; provided that, if such determination is not wholly in favor of one or the other party, the Allocator shall apportion its fees and expenses between the parties in accordance with the Allocator's determination of the relative merits of each party's position, which determination shall be final and binding on all parties.

  (c) Sales and Transfer Taxes. Sellers shall pay all real and personal property transfer taxes, if any, and all sales, use and other similar taxes, if any, imposed on or in connection with the purchase, sale or transfer of the Purchased Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement.

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

  (d) Assistance and Cooperation. After the Closing Date, Sellers and Buyer shall:

    (i) reasonably cooperate with (and cause their respective affiliates to reasonably cooperate with) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 2.8;

    (ii) reasonably cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of or involving the Business, including without limitation any audit, dispute, proceeding or litigation;

    (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business;

    (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Business for taxable periods for which the other may have a liability under this Section 2.8; and

    (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to which the other may have a liability under this Section 2.8.

  (e) Survival of Obligations. The obligations of the parties set forth in this Section 2.8 shall be unconditional and absolute and shall survive and remain in effect without limitation as to time.

2.9 RACETRACK LICENSE

  (a) As promptly as practicable following the execution of this Agreement, Lone Star shall cause a newly formed limited liability company wholly owned by Lone Star ("New LLC") to submit an application to the Commission for a class 1 horse racetrack license at the Track (the "New License"). Lone Star and New LLC will diligently prosecute the application in accordance with the Act, the Rules and requirements of the Commission and will use their Best Efforts to obtain the New License for New LLC. Lone Star will bear all expenses related to the application and will pay all filing fees, deposits and other amounts required of an applicant under the Act or the Rules or by the Commission. Lone Star covenants and agrees that, if the Commission grants the New License to New LLC, and when the Commission's order granting the New License becomes final and unappealable, and only upon such condition and at such time, Lone Star will relinquish its existing class 1 horse racetrack license (the "License").

  (b) Concurrently with the application process described in Section 2.9(a), Buyer shall submit an application to the Commission for approval of the acquisition by Buyer of all of the membership interests in New LLC and the merger of New LLC into Buyer, conditioned upon the issuance of the New License to New LLC. Buyer will diligently prosecute the application in accordance with the Act, the Rules and requirements of the Commission and will use its Best Efforts to obtain approval of its acquisition of New LLC and the merger of New LLC into Buyer. Buyer will bear all expenses related to its application and will pay all filing fees, deposits and other amounts required under the Act or the Rules or by the Commission. If Buyer's application is approved, Buyer will reimburse Lone Star for the amount of any deposits required of New LLC in connection with its application for the New License. Lone Star will, at its expense, use its Best Efforts to cooperate with Buyer in its application process.

  (c) Buyer and Sellers recognize that the Commission may suggest procedures other than those set forth in clauses (a) and (b) above to effect the issuance of the New License to New LLC and the merger of New LLC into Buyer. In such event, Buyer and Sellers shall each use their Best Efforts to comply with the suggestions of the Commission in order to accomplish the transactions contemplated by this Section 2.9.

2.10 OTHER AGREEMENTS

     (a) Buyer shall enter into a Tax Payment Agreement with Lone Star relating to the Real Property described on Exhibit E attached hereto, substantially in the form of Exhibit K attached hereto.

     (b) Buyer shall enter into an agreement with Lone Star relating to the Retained Suite substantially in the form of Exhibit F attached hereto.

2.11 NO IMPLIED REPRESENTATIONS OR WARRANTIES; RISK OF LOSS

     (a) Buyer hereby acknowledges and agrees that Sellers are not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this Agreement or in the Disclosure Letter or in any certificate or document contemplated hereby and delivered by Sellers in connection herewith. Except for such express representations or warranties, the assets and business of Sellers being acquired by Buyer pursuant to this Agreement and the Contemplated Transactions shall be acquired by Buyer on an "AS IS, WHERE IS" basis and in their then present condition. In any event, except for such express representations or warranties, none of Sellers or any of their respective officers, directors, partners, employees, affiliates, attorneys or representatives, as the case may be, has made or is making any representation or warranty, express or implied, as to the value of any asset or business being so acquired, or any warranty of merchantability, suitability or fitness for a particular purpose or quality, with respect to any of the tangible assets being so acquired, or as to the condition or workmanship thereof, or as to the absence of any defects therein, whether latent or patent. Without limiting the foregoing, Buyer represents, warrants and acknowledges that any documents or reports with respect to the physical condition of the Real Property delivered by Sellers to Buyer pursuant to this Agreement or prior to its execution were provided by Sellers as an accommodation to Buyer and that Buyer shall conduct its own due diligence and investigation with respect to such matters. IN ADDITION, EXCEPT FOR SELLER'S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT BUYER WILL BE CONCLUDING THE PURCHASE OF THE REAL PROPERTY BASED SOLELY UPON BUYER'S INSPECTION AND INVESTIGATION OF THE REAL PROPERTY AND ALL DOCUMENTS AND FACTS RELATED THERETO. EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED TO THE CONTRARY IN THIS AGREEMENT OR AS

     REQUIRED BY LAW, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT (I) SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES ON WHICH BUYER IS RELYING AS TO ANY MATTERS CONCERNING THE REAL PROPERTY INCLUDING, WITHOUT LIMITATION, THE FACILITIES, UNDERLYING LAND, APPURTENANCES, INFRASTRUCTURE, TENANTS, DEVELOPMENT RIGHTS AND EXACTIONS, WATER OR WATER RIGHTS, TAXES, ASSESSMENTS, BONDS, PERMISSIBLE USES, TITLE EXCEPTIONS, TOPOGRAPHY, UTILITIES, ZONING, SOIL, SUBSOIL, GROUNDWATER, DRAINAGE, SUBSURFACE CONDITIONS, ENVIRONMENTAL OR BUILDING LAWS OR THE REAL PROPERTY'S COMPLIANCE OR NONCOMPLIANCE THEREWITH, THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS OR ANY OTHER MATTERS, (II) BUYER SHALL BEAR AND ASSUME THE RISK THAT ITS EXPERIENCE WITH, AND ITS INVESTIGATIONS AND INSPECTIONS OF, THE REAL PROPERTY MAY NOT HAVE REVEALED ADVERSE OR UNDESIRABLE PHYSICAL OR OTHER CONDITIONS (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL MATTERS, SUBSURFACE CONDITIONS OR DEVELOPMENT LIMITATIONS) OR OTHER MATTERS AFFECTING THE REAL PROPERTY, OR ANY PORTION OR COMPONENT THEREOF, OR ITS VALUE, UTILITY OR DEVELOPABILITY, (III) BUYER EXPLICITLY HAS TAKEN INTO ACCOUNT AND ASSUMES SUCH RISK OF UNKNOWN AND/OR UNDISCOVERED ADVERSE CONDITIONS IN MAKING ITS DECISION TO PURCHASE THE REAL PROPERTY ON THE TERMS SET FORTH HEREIN, SUCH AS THE AGE AND CONDITION OF THE IMPROVEMENTS AND THE POSSIBILITY THAT SUCH IMPROVEMENTS MAY HAVE ASBESTOS AND ASBESTOS CONTAINING MATERIALS AND LEAD BASED PAINT, AND THAT THE FACILITIES AND OTHER IMPROVEMENTS MAY NOT CONFORM WITH THE AMERICANS WITH DISABILITIES ACT AND OTHER SUCH LAWS, AND (IV) BUYER EXPRESSLY ACKNOWLEDGES THE EXISTENCE OF THE ENVIRONMENTAL CONDITIONS ADDRESSED BY THE DOCUMENTS DESCRIBED IN PART 3.18 OF THE DISCLOSURE LETTER. The provisions of this
     Section 2.11(a) shall survive termination of this Agreement or Closing. Notwithstanding the foregoing, nothing in this Section 2.11(a) is intended to detract from, or diminish the effectiveness of, the express representations, warranties, covenants and obligations set forth in this Agreement.

  (b) All risk of loss to the Facilities shall remain upon Sellers prior to Closing, save and except for the indemnities of Buyer contained in this Agreement. If, prior to Closing, all or any part of the Facilities shall be damaged or condemned, Sellers will give Buyer prompt written notice thereof, which notice shall state whether Sellers agree in their sole discretion to repair such damage prior to the Closing Date. In the event Sellers do not agree to repair such damage, Buyer may terminate this Agreement by written notice to Sellers given within fifteen (15) Business Days following receipt by Buyer of such written notice. If Buyer fails to timely deliver such termination notice, Buyer shall be conclusively deemed to have terminated this Agreement. If Buyer elects to accept such taking or damage and waive any right to terminate this Agreement as a result thereof despite such damage or condemnation, (i) Buyer shall close the purchase of the portion of Sellers' Purchased Assets still remaining after any such condemnation or damage with a reduction in the Purchase Price in the amount of the deductible for any applicable insurance coverage; (ii) Sellers shall at Closing: (A) pay to Buyer any and all insurance proceeds theretofore received by Sellers in connection with such damage and assign to

      Buyer all rights of Sellers in and to any and all claims therefor pursuant to any insurance policies then existing in Sellers' favor and applicable to such damage; and (B) pay to Buyer any and all condemnation proceeds theretofore received by Sellers in connection with such condemnation and assign to Buyer all rights of Sellers in and to any and all claims for condemnation proceeds in connection with such condemnation; and (iii) Sellers shall not compromise, settle or adjust any claims to such proceeds without Buyer's prior reasonable written consent.

2.12 TITLE TO PROPERTIES AND ENCUMBRANCES

  (a) Buyer has received (i) a commitment by the Title Company (Commitment No. 01R 21315 issued February 22, 2002 and effective February 8, 2002 relating to the Track and to Parcel F) (the "Title Commitment"), together with legible copies of all instruments shown as exceptions in Schedules B and C to the Title Commitment and (ii) a survey dated February 13, 2002 prepared by Halff Associates, Inc. and certified to Lone Star, Buyer, the Title Company and Republic Title Company (the "Survey") of the land described in the Title Commitment. Buyer has reviewed the Title Commitment and Survey and has accepted all exceptions set forth on Exhibit L attached hereto (the "Permitted Exceptions"). Sellers covenant and agree to remove all exceptions in Schedules B and C to the Title Commitment that are not Permitted Exceptions ("Title Objections") prior to the Closing. Buyer waives all objections to and rights to make any claim or assert any cause of action against Sellers with regard to any matter shown on the Survey, including without limitation any claim of breach of warranty of title or covenant against encumbrances under any deed or any assignment executed and delivered by Sellers under this Agreement, notwithstanding that such deed or assignment shall fail to list any such matter as an exception thereto. The provisions of the preceding sentence shall survive the Closing and shall not merge into any deed or assignment executed or delivered by Sellers. The parties agree that at Closing Sellers' obligation shall be to deliver a single owner policy of title insurance (Form T-1) covering all Real Property, subject to the Permitted Exceptions. The parties agree that a list of the Permitted Exceptions shall be attached to and incorporated in the Deeds and the Assignment of Leases and Assumed Contracts and each other assignment of lease or sublease contemplated by this Agreement.

  (b) On the Closing Date, the parties shall execute and deliver notices to Buyer in the form of Exhibit M attached hereto with respect to each separate leasehold or fee simple portion of the Real Property. The Real Property, described below, that you are about to purchase is located in the Grand Prairie Metropolitan Utility and Reclamation District of Dallas County, Texas. The District has taxing authority separate from any other taxing authority, and may, subject to voter approval, issue an unlimited amount of bonds and levy an unlimited rate of tax in payment of such bonds. As of this date, the rate of taxes levied by the District on real property located in the District is $3.13 on each $100.00 of assessed valuation. The total amount of bonds approved by the voters and which have been or may, at this date, be issued is $68,278,500, and the aggregate initial principal amounts of all bonds issued for one or more of the specified facilities of the District and payable in whole or in part from property taxes is $16,450,000. The District has the authority to adopt and impose a standby fee on property in the District that has water, sanitary sewer or drainage facilities and services available but not connected, and which does not have a house, building or other improvement located thereon and does not substantially utilize the utility capacity available to the property. The District may exercise the authority without holding an election on the matter. As of this date, the most recent amount of the standby fee is $0.00. An unpaid standby fee is a personal obligation of the person that owned the property at the time of imposition and is secured by a lien on the property. Any person may request a certificate from the District stating the amount, if any, of unpaid standby fees on a tract of property in the District. The District is located in whole or in part within the corporate boundaries of the City of Grand Prairie, Texas. The taxpayers of the District are subject to the taxes imposed by the municipality and by the District until the District is dissolved. By law, a district located within the corporate boundaries of a municipality may be dissolved by municipal ordinance without the consent of the district or the voters of the district. The purpose of this District is to provide water, sewer, drainage or flood control facilities and services within the District through the issuance of bonds payable in whole or in part from property taxes. The cost of these utility facilities is not included in the purchase price of your property, and these utility facilities are owned or to be owned by the District. The legal description of the property you are acquiring is attached to this Agreement as Exhibits C-1, C-2 and C-3, and made a part hereof. BUYER IS ADVISED THAT THE INFORMATION SHOWN ABOVE IS SUBJECT TO CHANGE BY THE DISTRICT AT ANY TIME. THE DISTRICT ROUTINELY ESTABLISHES TAX RATES DURING THE MONTHS OF SEPTEMBER THROUGH DECEMBER OF EACH YEAR, EFFECTIVE FOR THE YEAR IN WHICH THE TAX RATES ARE APPROVED BY THE DISTRICT. BUYER IS ADVISED TO CONTACT THE DISTRICT TO DETERMINE THE STATUS OF ANY CURRENT OR PROPOSED CHANGES TO THE INFORMATION SHOWN IN THIS NOTICE. The undersigned Buyer hereby acknowledges receipt of the foregoing notice at or prior to execution of this Agreement.

  (c) Sellers are parties to a Modification of Agreement for Payments in Lieu of Taxes with GPMURD effective as of January 1, 2000 (the "PILOT Agreement"). In connection with the Contemplated Transactions, Buyer has agreed to assume all obligations of Sellers under the PILOT Agreement, except obligations for payments that are past due on the Closing Date for which Sellers continue to be responsible.

2.13 OTHER FORMS OF GAMING

   Buyer and Sellers agree to the provisions set forth on Exhibit PP attached hereto.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS

   Sellers jointly and severally represent and warrant to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING

  (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Seller of its name, its jurisdiction of formation, other jurisdictions in which it is authorized to do business, and the identity of each partner or stockholder and the percentage interest held by each. Each Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Seller is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification and where the failure to qualify would have a material adverse effect on the Business.

  (b) Each Seller has delivered to Buyer true, correct and complete copies of its Organizational Documents, as currently in effect.

3.2 AUTHORITY; NO CONFLICT

  (a) This Agreement constitutes the legal, valid and binding obligation of each Seller enforceable against such Seller in accordance with its terms. Each Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

  (b) The execution, delivery and performance of this Agreement and the consummation by Sellers of the Contemplated Transactions have been duly authorized by the general partner of Lone Star and the board of directors of Tenant and, if required, the limited partners of Lone Star and the stockholders of Tenant, and no other partnership or corporate proceedings on the part of Lone Star or Tenant are necessary to authorize this Agreement or the Contemplated Transactions.

  (c) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

    (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of either Seller or (B) any resolution adopted by partners of Lone Star or the stockholders of Tenant;

    (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or Order, including without limitation any state takeover statute or similar statute or regulation, to which either Seller, or any of the assets owned or used by either Seller in the Business, may be subject;

    (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by either Seller or that otherwise relates to the business of, or any of the assets owned or used by, either Seller;

    (iv) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract that is included in the Purchased Assets or Assumed Liabilities; or

    (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Sellers in the Business.

Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller is, nor will it be required to, give any notice to or obtain any Consent from any Person in connection with the execution, delivery and performance of this Agreement.

3.3 FINANCIAL STATEMENTS

  (a) Each Seller has delivered to Buyer: consolidated balance sheets of such Seller and its Subsidiaries as at December 31, 2001 (including the notes thereto, the "Balance Sheets"), and the related consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, together with the report thereon of Ernst & Young, LLP, independent certified public accountants.

  (b) Such financial statements fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of Sellers and their Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all on a Federal Income Tax Basis. The financial statements referred to in this Section
     3.3 reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person are required on a Federal Income Tax Basis to be included in the consolidated financial statements of Seller and its Subsidiaries other than those included.

3.4 BOOKS AND RECORDS

   The books of account, minute books, stock record books and other records of Sellers, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

3.5 TITLE TO PROPERTIES; ENCUMBRANCES

  (a) Part 3.5 of the Disclosure Letter contains a complete and accurate list of all real property and leaseholds or other interests therein owned by Sellers or utilized in connection with the Business. Except as set forth in Part 3.5 of the Disclosure Letter, each Seller owns with good title (and as to the Real Property, good and indefeasible title, subject to the exceptions, encumbrances, restrictions and other matters reflected in the Title Commitment or shown on the Survey) all the Purchased Assets that it purports to own located in the Facilities owned or operated by such Seller or reflected as owned in the books and records of such Seller, including all of the Purchased Assets reflected in the Balance Sheets (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.5 of the Disclosure Letter and personal property sold since the date of the Balance Sheets in the Ordinary Course of Business), and all of the Purchased Assets purchased or otherwise acquired by each Seller since the date of the Balance Sheets (except for personal property acquired and sold since the date of the Balance Sheets in the Ordinary Course of Business and consistent with past practice). Sports Park and MBLS own with good title, free and clear of all Encumbrances, all the assets to be transferred by such Persons to Buyer pursuant to Section 2.1(a) of this Agreement

  (b) Except as set forth in Part 3.5 of the Disclosure Letter, all Purchased Assets reflected in the Balance Sheets are free and clear of all Encumbrances, except, with respect to the Real Property, the exceptions, encumbrances, restrictions and other matters reflected in the Title Commitment or shown on the Survey, and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets: (a) mortgages or security interests shown on the Balance Sheets as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheets (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of such Seller, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants and structures owned or leased by each Seller lie wholly within the boundaries of the real property owned or leased by such Seller and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person, except for the exceptions, encumbrances, restrictions and other matters reflected in the Title Commitment or shown on the Survey. Prior to Closing each Seller will have complied with all applicable statutes, including bulk sales and fraudulent conveyance laws.

  (c) Neither Seller has any ownership interest in or title to the artwork or other personal property listed on Exhibit VV attached hereto.

3.6 CONDITION AND SUFFICIENCY OF ASSETS

   None of the real property that is included within the Excluded Assets is required for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing. Except as provided in Part 3.6 of the Disclosure Letter, Sellers have not received from any Governmental Body having jurisdiction over the Real Property (i) any written notice of or, in the case of Significant Employees only, any oral notice of, and to Sellers' Knowledge there does not exist (A) any violation of any law, ordinance, order or regulation (including without limitation any Environmental Law or the Americans with Disabilities Act) affecting the Real Property which has not been corrected or (B) any other obligation to any such Governmental Body for the performance of any capital improvements or other work to be performed by Sellers on the Real Property which has not been performed; or (ii) any written notice or, in the case of Significant Employees only, any oral notice from any insurance company, insurance rating organization or board of fire underwriters requiring any alterations, improvements or changes at the Real Property which have not been completed. The Facilities include the only real property, buildings, offices or structures at which Sellers have conducted any material aspect of the Business at any time. The Real Property is currently served by all utility services, including sewer, water, gas and electric power and telephone service, that are necessary for its continued use for the operation of the Business as currently conducted. All installation and connection charges for such utilities are paid in full. Any Purchased Asset which is not located on the Real Property is identified on Part 3.6 of the Disclosure Letter.

3.7 ACCOUNTS RECEIVABLE

   All Accounts Receivable of Sellers that are reflected on the Balance Sheets or on the accounting records of Sellers as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business with Persons other than any partner, stockholder, director or employee of either Seller, or any Related Person. The Accounts Receivable are not "pre-billed" invoices, are represented by a written invoice or similar writing, and are reflected in the books and records of the Business on a Federal Income Tax Basis (without regard to any credit-related reserve or reserve related to collectibility that would otherwise be required on a Federal Income Tax Basis). Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheets or on the accounting records of Sellers as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheets represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves and unless paid prior to the Closing Date, each of the Accounts Receivable will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. Subject to such reserves and unless paid prior to the Closing Date, there is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.7 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Balance Sheets, which list sets forth the aging of such Accounts Receivable.

3.8 INVENTORY

   All Inventory of Sellers, whether or not reflected in the Balance Sheets, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheets or on the accounting records of Sellers as of the Closing Date, as the case may be.

3.9 NO UNDISCLOSED LIABILITIES

   Except as set forth in Part 3.9 of the Disclosure Letter and except pursuant to Contracts identified on Exhibits to this Agreement or in the Disclosure Letter with respect to which no Breach exists, Sellers have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against in the Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. The effect of the references to Exhibits and the Disclosure Letter in this Section 3.9 shall not be limited by Section 11.8(a).

3.10 TAXES

  (a) Each Seller has filed or caused to be filed (on a timely basis since January 1, 1996) all Tax Returns that are or were required to be filed by it, either individually or as a member of a group, pursuant to applicable Legal Requirements. Each Seller has delivered to Buyer copies of, and Part 3.10 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since January 1, 1996) and through the date of this Agreement. Each Seller has paid, or made provision on the Balance Sheets for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by such Seller, except such Taxes, if any, as are listed in Part 3.10 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined on a Federal Income Tax Basis) have been provided in the Balance Sheets.

  (b) The United States federal and state income Tax Returns of each Seller subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1997. Part 3.10 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or, as described in Part 3.10 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.10 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by either Seller or any group of corporations including either Seller for all taxable years since December 31, 1997, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.10 of the Disclosure Letter, neither Seller has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which such Seller may be liable.

  (c) The charges, accruals and reserves with respect to Taxes on the books of each Seller are adequate (determined on a Federal Income Tax Basis) and are at least equal to such Seller's liability for Taxes. There exists no proposed tax assessment against either Seller, except as disclosed in the Balance Sheets or in Part 3.10 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by either Seller. All Taxes that either Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

  (d) All Tax Returns filed by (or that include on a consolidated basis) each Seller are true, correct, and complete in all material respects. There is no tax sharing agreement requiring any payment by either Seller after the date of this Agreement. Neither Seller is, nor within the five-year period preceding the Closing Date has been, an "S" corporation.

3.11 NO MATERIAL ADVERSE CHANGE

   To the Knowledge of Sellers, since the date of the Balance Sheets, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Sellers taken as a whole, other than changes resulting from economic or other conditions applicable to the horse racing industry nationally, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.12 EMPLOYEE BENEFITS

  (a) As used in this Section 3.12 and in Section 6.3, the following terms have the meanings set forth below.

   "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by Sellers or an ERISA Affiliate of Sellers.

   "Company Plan" means all Plans of which Sellers or an ERISA Affiliate of Sellers is or was a Plan Sponsor, or to which Sellers or an ERISA Affiliate of Sellers otherwise contributes, or in which Sellers or an ERISA Affiliate of Sellers otherwise participates. All references to Plans are to Company Plans unless the context requires otherwise.

   "ERISA Affiliate" means, with respect to Sellers, any other person that, together with either Seller, would be treated as a single employer under IRC
(S) 414.

   "Multi-Employer Plan" has the meaning given in ERISA (S) 3(37)(A).

   "Other Benefit Obligations" means all legally enforceable obligations, arrangements, or customary practices to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment agreements and policies, and fringe benefits within the meaning of IRC (S) 132.

   "Plan" has the meaning given in ERISA (S) 3(3).

   "Plan Sponsor" has the meaning given in ERISA (S) 3(16)(B).

   "Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC (S) 401(a).

  (b) Part 3.12(b) of the Disclosure Letter contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations and identifies as such all Company Plans that are (A) Qualified Plans, or
      (B) Multi-Employer Plans.

  (c) Sellers have delivered to Buyer:

    (i) all documents that set forth the terms of each Company Plan or Company Other Benefit Obligation, and of any related trust;

    (ii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Sellers and the ERISA Affiliates of Sellers, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; and

    (iii) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing.

  (d) Except as set forth in Part 3.12(d) of the Disclosure Letter:

    (i) Each Seller has performed all of its obligations under all Company Plans and Company Other Benefit Obligations. Each Seller has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.

    (ii) Each Seller, with respect to all Company Plans and Company Other Benefit Obligations is, and each Company Plan and Company Other Benefit Obligation is, in full compliance with ERISA, the IRC and other applicable Legal Requirements in all material respects, including the provisions of such Legal Requirements expressly mentioned in this Section 3.12, and with any applicable collective bargaining agreement, and after the Closing Date, Buyer will not have any liability with respect to any Plan of a pre-Closing Date ERISA Affiliate of Sellers.

    (iii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to the Knowledge of Sellers, is Threatened.

    (iv) Neither Seller has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement.

3.13 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

  (a) Except as set forth in Part 3.13 or Part 3.18 of the Disclosure Letter:

    (i) to the Knowledge of Sellers, each Seller is, and at all times since January 1, 1999 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets;

    (ii) to the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by a Seller of, or a failure on the part of a Seller to comply with, any Legal Requirement, or (B) could be reasonably be expected to give rise to any obligation on the part of a Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

    (iii) neither Seller has received, at any time since January 1, 1999, any written notice or other written communication from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of such Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, nor has any of the Significant Employees received any oral communication of any such event under circumstances that should have caused such Significant Employee, as a reasonable and prudent business Person, concern.

  (b) Part 3.13 of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by Sellers or that otherwise relates to the Business or to any of the Purchased Assets owned or used by Sellers. Each Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.13 of the Disclosure Letter:

    (i) to the Knowledge of Sellers, each Seller is, and at all times since January 1, 1999 has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.13 of the Disclosure Letter;

    (ii) to the Knowledge of Sellers, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Part
         3.13 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.13 of the Disclosure Letter;

    (iii) neither Seller has received, at any time since January 1, 1999, any written notice or other written communication from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization, nor has any of the Significant Employees received any oral communication of any such event under circumstances that should have caused such Significant Employee, as a reasonable and prudent business Person, concern; and

    (iv) all material applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.13 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.13 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit Sellers to lawfully conduct and operate the Business in the manner they currently conduct and operate the Business and to permit Sellers to own and use the Purchased Assets in the manner in which they currently own and use the Purchased Assets.

3.14 LEGAL PROCEEDINGS; ORDERS

  (a) Except as set forth in Part 3.14 of the Disclosure Letter, there is no pending Proceeding:

    (i) that has been commenced by or against either Seller or that otherwise relates to or may affect the Business or any of the Purchased Assets; or

    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers: (1) no such Proceeding has been Threatened and
(2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all complaints or other initiating pleadings relating to each Proceeding listed in Part 3.14 of the Disclosure Letter.

  (b) Except as set forth in Part 3.14 of the Disclosure Letter:

    (i) there is no Order to which either Seller or any of the Purchased Assets is subject;

    (ii) neither Seller is subject to any Order that relates to the Business or any of the Purchased Assets; and

    (iii) no officer, director, agent or employee of either Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

3.15 ABSENCE OF CERTAIN CHANGES AND EVENTS

   Except as set forth in Part 3.15 of the Disclosure Letter, since the date of the Balance Sheets, Sellers have conducted their businesses only in the Ordinary Course of Business and there has not been any:

  (a) increase by Sellers of any bonuses, salaries or other compensation, or any loans or advances, to any stockholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or employee;

  (b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of Sellers except in the Ordinary Course of Business;

  (c) damage to or destruction or loss of any asset or property of Sellers, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Sellers or the Business, taken as a whole;

  (d) entry into, termination of, or receipt of notice of termination of (i) any license, joint venture or credit agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Sellers of at least US$50,000, other than termination of Contracts in accordance with their terms;

  (e) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any asset or property of Sellers or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of Sellers, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

  (f) cancellation, lapse or waiver of any claims or rights with a value to Sellers in excess of US$50,000, other than termination of Contracts in accordance with their terms;

  (g) material change in the accounting methods used by Sellers from those applied in the preparation of the Balance Sheets;

  (h) payment of any claims against Sellers, including the settlement of any claims or litigation against Sellers or the payment or settlement of any obligations or liabilities of Sellers, other than in the Ordinary Course of Business or in an amount not in excess of US$50,000 in the aggregate;

  (i) creation, incurrence or assumption, or agreement to create, incur or assume, any indebtedness for borrowed money in excess of $50,000 in principal amount or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13) with aggregate payments exceeding US$50,000 during the term of such lease;

  (j) acceleration or delay in collection of notes or accounts receivables in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

  (k) acceleration or delay in payment of any account payable or other liability of Sellers beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

  (l) undertaking or commitment to undertake any capital expenditures exceeding US$100,000 in the aggregate;

  (m) Distributions to or for the benefit of the holders of equity interests in Sellers; or

  (n) agreement, whether oral or written, by Sellers to do any of the foregoing.

3.16 SIGNIFICANT CONTRACTS; NO DEFAULTS

  (a) Part 3.16(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of the following Contracts other than Contracts that relate to or constitute Excluded Assets or Excluded Liabilities (each a "Significant Contract" and collectively the "Significant Contracts"):

    (i) each Applicable Contract that involves performance of services or delivery of goods or materials by either Seller of an amount or value in excess of US$25,000;

    (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to either Seller of an amount or value in excess of US$25,000;

    (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of either Seller in excess of US$25,000;

    (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than US$25,000 and with terms of one year or less);

    (v) each licensing agreement or other Applicable Contract with respect to Intellectual Property Assets, including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

    (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

    (vii) each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

    (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of either Seller or any affiliate of either Seller or limit the freedom of either Seller or any affiliate of either Seller to engage in any line of business or to compete with any Person;

    (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

    (x) each power of attorney that is currently effective and outstanding relating to the Business;

    (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by either Seller to be responsible for consequential damages;

    (xii) each Applicable Contract for capital expenditures in excess of US$25,000;

    (xiii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by either Seller other than in the Ordinary Course of Business; and

    (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

  (b) Except as set forth in Part 3.16(b) of the Disclosure Letter, and except for Contracts that have terminated in accordance with their terms, each Contract identified or required to be identified in Part 3.16(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

  (c) Except as set forth in Part 3.16(c) of the Disclosure Letter:

    (i) each Seller is, and at all times since January 1, 1999 has been, in compliance in all material respects with the applicable terms and requirements of each Contract under which such Seller has or had any obligation or liability or by which such Seller or any of the assets owned or used by Seller is or was bound (other than Contracts that relate to or constitute Excluded Assets or Excluded Liabilities);

    (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give either Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Contract (other than Contracts that relate to or constitute Excluded Assets or Excluded Liabilities); and

    (iii) neither Seller has given to or received from any other Person, at any time since January 1, 1999, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any such Contract (other than Contracts that relate to or constitute Excluded Assets or Excluded Liabilities).

  (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to either Seller under current or completed Contracts (other than Contracts that relate to or constitute Excluded Assets or Excluded Liabilities), with any Person and, to the Knowledge of Sellers no such Person has made written demand for such renegotiation.

3.17 INSURANCE

  (a) Sellers have delivered to Buyer:

    (i) true and complete copies of all policies of insurance to which either Seller is a party or under which either Seller, or any director or officer of either Seller (in his capacity as such), is or has been covered at any time within the three years preceding the date of this Agreement;

    (ii) true and complete copies of all pending applications for policies of insurance; and

    (iii) any statement by the auditor of Sellers' financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

  (b) Part 3.17(b) of the Disclosure Letter describes:

    (i) any self-insurance arrangement by or affecting either Seller, including any reserves established thereunder;

    (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by either Seller; and

    (iii) all obligations of either Seller to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

  (c) Part 3.17(c) of the Disclosure Letter sets forth, by year, for the current policy year and the preceding policy year:

    (i) a summary of the loss experience under each policy;

    (ii) a statement describing each claim under an insurance policy for an amount in excess of US$10,000, which sets forth:

      (A) the name of the claimant;

      (B) a description of the policy by insurer, type of insurance, and period of coverage; and

      (C) the amount and a brief description of the claim; and

    (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

3.18 ENVIRONMENTAL MATTERS

   Except as set forth in Part 3.13 or Part 3.18 of the Disclosure Letter:

  (a) To the Knowledge of Sellers, each Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable for any Damages or subject to any other remedy under, any Environmental Law. Neither Seller has received any actual or Threatened Order, written notice or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or
      (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which a Seller has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by a Seller, or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received, nor has any of the Significant Employees received any oral communication of any such event under circumstances that should have caused such Significant Employee, as a reasonable and prudent business Person, concern.

  (b) There are no pending or, to the Knowledge of Sellers, Threatened claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities.

  (c) Neither Seller has received, any written citation, directive, inquiry, notice, Order, summons, warning or other written communication that relates to Hazardous Activity, Hazardous Materials or any alleged, actual or potential violation or failure to comply with any Environmental Law, nor has any of the Significant Employees received any oral communication of any such event under circumstances that should have caused such Significant Employee, as a reasonable and prudent business Person, concern.

  (d) To the Knowledge of Sellers, neither Seller has any Environmental, Health and Safety Liabilities with respect to any of the Facilities or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by a Seller, or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

  (e) Neither Seller, nor any other Person for whose conduct it may be held responsible, nor to the Knowledge of Seller, any other Person, has permitted or conducted, or has Knowledge of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

  (f) While the Facilities have been owned, leased or operated by Sellers, there has been no Release or, to the Knowledge of Sellers, Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities.

  (g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by Sellers pertaining to Hazardous Materials or Hazardous Activities in, on or under the Facilities, or concerning compliance by Sellers, or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.19 EMPLOYEES

  (a) Part 3.19 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of either Seller who is compensated at an annual base salary of US$50,000 or more, including each employee on leave of absence or layoff status: employer; name; job title; current base compensation paid or payable and any change in base compensation since January 1, 2001; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Plan or Company Other Benefit Obligation of a Seller.

  (b) To the Knowledge of Sellers, no employee or director of either Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of either Seller; or (ii) the ability of either Seller to conduct the Business, including any Proprietary Rights Agreement with such Seller by any such employee or director. To the Knowledge of Sellers, no officer or other key employee of either Seller intends to terminate his employment with such Seller prior to the Closing.

  (c) Part 3.19 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of a Seller, or his or her dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage and other benefits.

3.20 LABOR RELATIONS; COMPLIANCE

   Except as set forth in Part 3.20 of the Disclosure Letter, neither Seller has been party to any collective bargaining or other labor Contract. Except as set forth in Part 3.20 of the Disclosure Letter, there has not been, there is not presently pending or existing, and there is not Threatened: (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting either Seller relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting such Seller or its premises, or (c) any application for certification of a collective bargaining agent. To the Knowledge of Sellers, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by either Seller, and no such action is contemplated by either Seller. Except as set forth in Part 3.20 of the Disclosure Letter, each Seller has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Except as set forth in Part 3.20 of the Disclosure Letter, neither Seller is liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.21 INTELLECTUAL PROPERTY

  (a) Intellectual Property Assets -- The term "Intellectual Property Assets" includes all of the following that are owned, used or licensed by either Seller as licensee or licensor:

      (i) the name "Lone Star Park at Grand Prairie," all fictional business names, trading names, registered and unregistered trademarks, service marks and applications (collectively, "Marks");

     (ii) all copyrights in both published works and unpublished works; and

    (iii) all proprietary know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blueprints (collectively, "Trade Secrets").

  (b) Know-How Necessary for the Business -- The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. To the Knowledge of Sellers, Sellers own all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and have the right to use without payment to a third party all of the Intellectual Property Assets; provided, however, that Sellers do not own the name "Lone Star Park at Grand Prairie" or the associated logo but instead utilize them pursuant to a valid, enforceable exclusive license agreement.

  (c) Trademarks

    (i) Part 3.21 (c) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. To the Knowledge of Sellers, Sellers own all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, Encumbrances, equities and other adverse claims; provided, however, that Sellers do not own the name "Lone Star Park at Grand Prairie" or the associated logo but instead utilize them pursuant to a valid, enforceable exclusive license agreement.

    (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days (90) after the Closing Date.

    (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Sellers, no such action is Threatened with respect to any of the Marks.

    (iv) To the Knowledge of Sellers, there is no potentially interfering trademark or trademark application of any third party.

    (v) To the Knowledge of Sellers, (A) no Mark is infringed or, has been challenged or threatened in any way, and (B) of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

3.22 CERTAIN PAYMENTS

   Neither Seller nor any director, officer, agent or employee of either Seller, or to the Knowledge of Sellers, any other Person associated with or acting for or on behalf of either Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Sellers or any Related Person of Sellers, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Sellers; provided that lawful political or other contributions that have been reported or disclosed in accordance with any applicable Legal Requirements shall not be deemed to be a Breach of this representation and warranty.

3.23 DISCLOSURE

  (a) No representation or warranty of either Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

  (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

  (c) To the Knowledge of Sellers, there is no fact that has specific application to either Seller (other than general economic or industry conditions) and that materially adversely affects or, as far as Sellers can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of Sellers (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

3.24 BROKERS OR FINDERS

   Sellers and their Representatives have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through Sellers.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

   Buyer represents and warrants to Sellers as follows:

4.1 ORGANIZATION AND GOOD STANDING

   Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted, to own and use the properties and assets that it purports to own or use and to perform all of its obligations under this Agreement.

4.2 AUTHORITY; NO CONFLICT

  (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement.

  (b) The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Contemplated Transactions have been duly authorized by the board of directors of the general partner of Buyer and, if required, the partners of Buyer and no other partnership proceedings on the part of Buyer are necessary to authorize this Agreement or the Contemplated Transactions.

  (c) Except for Governmental Authorizations of the Commission and as required under the HSR Act, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

    (i) any provision of Buyer's or Parent's Organizational Documents;

    (ii) any resolution adopted by the limited partners of Buyer;

    (iii) any Legal Requirement or Order to which Buyer or Parent may be subject; or

    (iv) any Contract to which Buyer or Parent is a party or by which Buyer or Parent may be bound.

4.3 CERTAIN PROCEEDINGS

   There is no pending Proceeding that has been commenced against Buyer or Parent and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.4 CERTAIN PAYMENTS

   Neither Buyer, Parent nor any director, officer, agent or employee of either, or to the Knowledge of Buyer, any other Person associated with or acting for or on behalf of either, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Buyer, Parent or any Related Person of either, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Buyer or Parent; provided that lawful political or other contributions that have been reported or disclosed in accordance with any applicable Legal Requirements shall not be deemed to be a Breach of this representation and warranty.

5. COVENANTS OF SELLERS

5.1 ACCESS AND INVESTIGATION

   Between the date of this Agreement and the Closing Date, Sellers shall, and shall cause their Representatives to: (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access during normal business hours to each Seller's personnel, properties, (including subsurface testing), contracts, books and records, and other documents and data, provided, that Buyer shall provide reasonable notice to Sellers of any proposed physical inspections of the Facilities, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as they may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as they may reasonably request; provided that Buyer shall indemnify, defend and hold Sellers harmless from any and all claims, liabilities, losses, damages, costs, expenses and liens (including without limitation reasonable attorneys' fees and court costs, mechanics' or materialmen's liens) arising from or relating to Buyer's entering on the Real Property to test, study, investigate or inspect the Real Property or the Facilities, except to the extent due to the negligence or willful misconduct of Sellers; and provided further that, prior to conducting any subsurface testing or other testing or investigation that would customarily be included in the Phase II environmental assessment, Parent and Buyer shall enter into an access agreement with Sellers that is satisfactory to Sellers, providing for such matters as the scope and timing of the work to be done, the identification of the contractor(s) to perform the work, disclosure and reporting of results and indemnification of Sellers, among other things. The provisions of this Section 5.1 shall survive Closing or the termination of this Agreement.

5.2 OPERATION OF THE BUSINESSES OF SELLERS

   Between the date of this Agreement and the Closing Date, each Seller shall:

  (a) conduct its business only in the Ordinary Course of Business;

  (b) use its Best Efforts to preserve intact its current business organization, keep available the services of the current officers, employees and agents of such
                                      44
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Seller, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with such Seller;

  (c) confer with Buyer concerning operational matters of a material nature;
      and

  (d) otherwise report periodically to Buyer concerning the status of the operations and finances of the Business, including the provision of monthly financial statements and such other information as is reported to the management of such Seller on a monthly basis.

5.3 NEGATIVE COVENANT

   Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers shall not without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their control, as a result of which (a) any of the changes or events listed in Section 3.15 is likely to occur, or (b) Lone Star fails to comply with its obligations through the Closing under the Act, Rules and the Contracts with horsemen's organizations referred to in Section 2.2(b)(iv) and
(v).

5.4 REQUIRED APPROVALS

   As promptly as practicable after the date of this Agreement, Sellers shall make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all required filings with the Commission and under the HSR Act). Between the date of this Agreement and the Closing Date, Sellers shall: (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all Consents identified in Section 4.2 (including taking all actions reasonably requested by Buyer to obtain the approval of the Commission with respect to the Contemplated Transactions).

5.5 NOTIFICATION

  (a) Between the date of this Agreement and the Closing Date, Sellers shall promptly notify Buyer in writing if they become aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of Sellers as of the date of this Agreement, or if Sellers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Sellers shall promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

  (b) From time to time prior to the Closing, Sellers will promptly supplement or amend the Disclosure Letter with respect to the occurrence after the date of this Agreement of any fact or condition which, if existing or occurring at or prior to the date of this Agreement would have been required to be set forth or described in a representation and warranty in this Agreement or in such Disclosure Letter or which is necessary to correct any information in a representation and warranty in this Agreement or in such Disclosure Letter which has been rendered inaccurate by an event occurring after the date hereof. A supplement to the Disclosure Letter may relate to any representation or warranty in this Agreement whether or not the representation or warranty currently refers to the Disclosure Letter.

5.6 NO NEGOTIATION

   Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Sellers shall not, and shall cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business or the Purchased Assets, or any of the equity interest in Sellers, or any merger, consolidation, business combination, or similar transaction involving Sellers.

5.7 LUXURY SUITES; OTHER APPROVALS

   Sellers shall use reasonable efforts (not including the payment of money or other consideration or concessions) to obtain (a) for each of the suites identified on Exhibit G an estoppel certificate in the form of Exhibit N, (b) an Assignment, Assumption and Consent Agreement in the form of Exhibit QQ relating to the Amended and Restated Equine Clinic Operating Agreement dated June 27, 1997 between Lone Star and HWL, Inc., a Texas corporation, and (c) an Assignment, Assumption and Consent Agreement in the form of Exhibit OO relating to the Sales Agreement dated June 16, 1999 among Texas Thoroughbred Sales Pavilion, Ltd., Fasig-Tipton Company, Inc., Lone Star and Texas Thoroughbred Breeders Association, Inc.

5.8 BEST EFFORTS

   Between the date of this Agreement and the Closing Date, Sellers shall use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

5.9 POLLOCK PAPER EXPANSION

   Before and after the Closing, neither Seller shall consent to or approve any matters relating to the expansion of the facilities of Pollock Investments, Incorporated ("Pollock") unless it has received the prior written consent of Buyer, which consent will not be unreasonably withheld, or delayed beyond five (5) Business Days from the date on which Sellers have provided Buyer with all documentation Buyer reasonably deems necessary to evaluate the proposal; provided that Buyer hereby consents to the execution by Sellers prior to the Closing of an amendment to the Tax Payment Agreement effective January 1, 2000 among Sellers and Pollock, to the extent that such amendment makes the terms of that agreement expressly applicable to the expanded facilities. Sellers shall ensure that Buyer is expressly named as a third party beneficiary of the provisions currently set forth in paragraphs 13 and 14 of the Pollock Paper Agreement, and, after the Pollock Paper Agreement has been executed, Sellers shall comply with such provisions and shall not amend or waive any rights thereunder without Buyer's prior written consent.

5.10 DELIVERY OF DISCLOSURE LETTER

   Sellers shall deliver the Disclosure Letter to Buyer on or before the fourteenth (14th) day after the execution and delivery of this Agreement by Buyer and Sellers. The disclosures set forth on the Disclosure Schedule shall relate to the representations and warranties of Sellers as of the date of this Agreement and shall be deemed made as of such date.

5.11 BONUS PAYMENTS

   Sellers shall promptly pay to Buyer a pro rata portion of the aggregate bonus payments made by Buyer to the employees listed on Exhibit BB in respect of the year ending on December 31, 2002, but only to the extent that such bonus payments are in accordance with the employment agreements attached hereto as Exhibit CC. Sellers' pro rata portion of the aggregate bonus payments shall equal the aggregate bonus payments paid to such employees by Buyer multiplied by a fraction, the numerator of which shall be the number of days of the year 2002 elapsed prior to the Closing Date, and the denominator of which shall be 365.

6. COVENANTS OF BUYER

6.1 APPROVALS OF GOVERNMENTAL BODIES

   As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions (including all required filings with the Commission and under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions and (ii) cooperate with Sellers in obtaining all Consents identified in Part 3.2 of the Disclosure Letter (including taking all actions reasonably requested by Sellers to obtain the approval of the Commission with respect to the Contemplated Transactions); provided that Buyer will not be required to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2 BEST EFFORTS

   Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.3 EMPLOYEE BENEFITS

   For purposes of any employee benefit plan or arrangement maintained by Buyer, Buyer shall recognize (or cause to be recognized), as vesting and eligibility service, any service by an Employee prior to the Closing Date with Sellers and MBLS and any predecessor entities under similar benefit plans. In addition, such service shall be recognized for benefit accrual purposes under any vacation and severance plans of Buyer; provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Buyer may be reduced for amounts payable or paid under similar Company Plans or Company

Other Benefit Obligations with respect to the same periods of service. From and after the Closing Date, Buyer shall waive (or, with respect to an insured plan, shall cause the insurer to waive if Buyer has the contractual ability to do so and otherwise shall request the insurer to waive) any waiting periods and pre-existing condition limitations and credit any flexible spending account balances, deductibles and out-of-pocket expenses, to the same extent applicable and/or covered under the Company Plans, that were incurred by the Employees and their beneficiaries during the portion of the year prior to their participation in the benefit plans provided by Buyer. Nothing contained in this Section 6.3 shall obligate or commit Buyer to continue any Plan or Other Benefit Obligation after the Closing Date or to maintain in effect any such Plan or any level or type of benefits.

6.4 WARN ACT

   Buyer shall be responsible for giving any notices required by, and for any liability arising under, the Worker Adjustment and Retraining Notification Act (the "WARN Act") in connection with a decision by Buyer not to employ, or the termination by Buyer of the employment of, any Employee on or after the Closing Date.

6.5 ACCOUNTS RECEIVABLE

   Buyer shall reassign to Lone Star any Accounts Receivable with respect to which Buyer asserts and Seller accepts an indemnification claim under Section
10.2 (regardless of whether claimed against Buyer or counted toward the minimum $500,000 amount provided in Section 10.5).

6.6 SIGN EASEMENT

   Buyer shall use reasonable efforts (not including the payment of money or other considerations or concessions) to obtain a Sign Easement Agreement from Sports Corporation substantially in the form of Exhibit Y hereto.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

   Buyer's obligation to consummate the Asset Acquisition and to take the other actions required to be taken by Parent and Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following, conditions (any of which may be waived by Buyer, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

   Each of the representations and warranties of Sellers in this Agreement must have been accurate in all material respects as of the date of this Agreement, without giving effect to any supplement or amendment to the Disclosure Letter, and, after giving effect to supplements and amendments to the Disclosure Letter must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

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

7.2 SELLERS' PERFORMANCE

  (a) Each of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

  (b) Each document required to be delivered pursuant to Section 2.6 must have been delivered.

7.3 CONSENTS

   Each Consent identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Section 4.2, must have been obtained and must be in full force and effect.

7.4 ADDITIONAL DOCUMENTS

   Each of the following documents must have been fully executed, acknowledged when applicable and delivered to Buyer (except that a failure of Buyer or any of its affiliates to execute and acknowledge a document shall not be a failure of this condition):

  (a) an opinion of Jenkens & Gilchrist, a Professional Corporation, dated the Closing Date, in the form of Exhibit O attached hereto;

  (b) a special warranty deed (the "Deed") in the form of Exhibit P attached hereto, conveying the portion of the Real Property owned in fee simple by Lone Star to Buyer subject to the Permitted Exceptions;

  (c) an Assignment, Assumption and Consent Agreement (Sports Corporation Lease) (the "Assignment") together with a recordable memorandum of the Assignment, both in the form of Exhibit Q, attached hereto subject to Permitted Exceptions;

  (d) an owner policy of title insurance (Form T-1), with survey exception endorsed to read "shortages in area," issued by the Title Company insuring Buyer's fee simple and leasehold interests in the Real Property, as applicable, in the amount of US $64,610,000 (the "Title Policy"), subject to the Permitted Exceptions and printed exceptions or exclusions which by regulation may not be deleted;

  (e) a certificate stating that neither Seller is a "foreign person" as required by Section 1445 of the IRC;

  (f) a Non-Competition Agreement by each of Sellers, Robert L. Kaminski and Mill Creek Holdings, Ltd. (acknowledged as set forth therein) in the form of Exhibit R attached hereto;

  (g) a Right of First Refusal Agreement by Sellers in the form of Exhibit S attached hereto, together with a recordable memorandum thereof;

  (h) a Termination of Sublease Agreement (Lone Star Sublease) in the form of Exhibit T attached hereto;

  (i) an amended and restated Sports Corporation Lease in the form of Exhibit U attached hereto;

  (j) a Termination of Sublicense Agreement in the form of Exhibit V attached hereto;

  (k) an Assignment, Assumption and Consent Agreement (Exclusive License) in the form of Exhibit W attached hereto (the "License Assignment");

  (l) an Assignment, Assumption and Consent Agreement (SC Profit Sharing Agreement) together with a recordable memorandum of the assignment, both in the form of Exhibit X attached hereto (the "SC Assignment");

  (m) [intentionally omitted];

  (n) evidence satisfactory to Buyer that Sellers' Long Term Incentive Plan has been terminated without any liability to Buyer;

  (o) a Termination of Sublease Agreement (Sports Park Sublease) in the form of Exhibit Z attached hereto;

  (p) an Assignment, Assumption and Consent Agreement (Sports Park Agreements) in the form of Exhibit AA attached hereto (the "Sports Park Assignment");

  (q) the employees of Sellers identified on Exhibit BB attached hereto shall have entered into employment agreements with Buyer substantially in the form of Exhibit CC attached hereto on such terms as are satisfactory to Buyer;

  (r) Special Warranty Deeds in the form of Exhibit DD attached hereto covering all of the GPMURD Lots, subject to Permitted Exceptions;

  (s) the Escrow Agreement;

  (t) a Bill of Sale and Assignment (Sports Park) in the form of Exhibit JJ attached hereto;

  (u) a Bill of Sale and Assignment (MBLS) in the form of Exhibit KK attached hereto;

  (v) an Assignment and Assumption of Interest and Consent (Lone Star Sales Pavilion, LLC) in the form of Exhibit LL attached hereto;

  (w) an Assignment, Assumption and Consent Agreement (NextStage Road D Easement) in the form of Exhibit MM attached hereto;

   (x) an Assignment and Assumption of Interest and Consent (Texas Thoroughbred Sales Pavilion, Ltd.) in the form of Exhibit NN attached hereto;

   (y) an Assignment, Assumption and Consent Agreement (Sales Pavilion Operating Agreement and Management Agreement) in the form of Exhibit OO attached hereto;

   (z) [intentionally omitted];

  (aa) [intentionally omitted];

  (bb) an Assignment, Assumption and Consent Agreement (Maronas Race Track) in the form of Exhibit RR attached hereto;

  (cc) an Assignment, Assumption and Consent Agreement in the form of Exhibit RR attached hereto relating to each of (i) the Consulting Agreement dated as of February 12, 2002 between Lone Star and Administradora Mexicana de Hipodromo, S.A. de C.V.; (ii) the Management Agreement dated September 27, 2001 between Lubbock Downs, Inc., a Texas corporation, and Lone Star; and (iii) the letter agreement relating to consulting services dated March 26, 2001 between Lone Star and Sunland Park Race Track & Casino;

  (dd) an Assignment and Assumption Agreement (Sign Easement) in the form of Exhibit SS attached hereto;

  (ee) [intentionally omitted];

  (ff) [intentionally omitted];

  (gg) an Assignment of Plans, Specifications, Guaranties and Warranties (Facilities) in the form of Exhibit TT attached hereto;

  (hh) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
       Section 8.3(a), (ii) evidencing the accuracy of any of the representations and warranties of Sellers, (iii) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by them, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions; and

  (ii) resignations of the three Class L Managers of Lone Star Sales Pavilion, LLC.

7.5 NO PROCEEDINGS

   Since the date of this Agreement, there must not have been commenced or Threatened against Sellers or against any Person affiliated with either of them, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the

Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

7.6 NO CLAIM REGARDING SALE PROCEEDS

   There must not have been made or Threatened by any Person any claim asserting that such Person is entitled to all or any portion of the Purchase Price to be delivered hereunder.

7.7 NO PROHIBITION

   Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

7.8 DUE DILIGENCE

  (a) Buyer shall have received the Disclosure Letter from Sellers within the time period specified in Section 5.10 and shall not have notified Sellers within fourteen (14) days thereafter that, in its sole discretion, it has determined that the Disclosure Letter is unsatisfactory and that this Agreement is terminated.

  (b) Buyer shall have completed its due diligence with respect to the environmental and physical aspects of the Facilities and shall not have notified Sellers on or before the thirtieth (30th) day after the execution and delivery by Buyer and Sellers of this Agreement that, in its sole discretion, it has determined that the results of such due diligence are unsatisfactory and that this Agreement is terminated. Except as provided in Section 7.8(c), Buyer's due diligence review shall have no legal effect with respect to, nor serve as a qualification or exception to, any representation and warranty made by Sellers to Buyer.

  (c) Buyer has disclosed to Sellers the results of all environmental assessments and investigations performed by or on behalf of Buyer with respect to the Track and the Facilities. Any conditions or occurrences identified in any such assessments or investigations shall be deemed to be included in Parts 3.13 and 3.18 of the Disclosure Letter.

7.9 LIENS

   The Purchased Assets, and the assets of MBLS and Sports Park being transferred to Buyer pursuant to Section 2.1(a) of this Agreement, shall be delivered to Buyer free and clear of all Encumbrances other than Permitted Exceptions. Any Encumbrance (other than Permitted Exceptions) on any Purchased Asset, or any such other asset, in favor of any lenders shall have been released by such lenders; such lenders shall have executed and delivered to Buyer termination statements on Form UCC-2 or UCC-3, as appropriate, for filing in all appropriate jurisdictions to reflect such releases and shall have authorized Buyer to file the same on their behalf; and such releases, terminating instruments and termination statements shall be in form reasonably satisfactory to Buyer.

7.10 SIGNIFICANT CONTRACTS

  (a) Buyer shall be entitled to the benefits of the Significant Contracts to the extent that they relate to property included in the Purchased Assets.

  (b) Sellers shall not have received, from any party to a Significant Contract or its counsel, a written notice to the effect that there has occurred a breach or violation of, or default under, or that it desires to renegotiate such Significant Contract, whether as a result of any prior transfer or assignment of rights under such Significant Contract or the other transactions contemplated hereby or otherwise.

7.11 HSR ACT

   The waiting period under the HSR Act shall have expired or been terminated.

7.12 COMMISSION APPROVAL

  (a) The Commission shall have issued the New License to New LLC and the Commission's Order granting the New License shall have become final and unappealable and Lone Star shall have relinquished the License.

  (b) The Commission shall have approved the acquisition of New LLC by Buyer and the merger of New LLC into Buyer and the Commission's Order approving such actions shall be final and unappealable.

7.13 DISCLOSURE LETTER

   All supplements or amendments to the Disclosure Letter made by Sellers prior to the Closing shall involve in the aggregate less than US $50,000; provided that supplements or amendments relating to the following shall not be included in calculating the aggregate amount:

  (a) events or conditions applicable to the horse racing industry nationally;

  (b) contracts entered into and liabilities incurred that are Assumed Liabilities pursuant to Section 2.2(b)(vi) or (vii); and

  (c) Proceedings that are Excluded Liabilities.

7.14 LIQUOR LICENSE

   The Texas Alcoholic Beverage Commission shall have issued all necessary permits and licenses for the sale and dispensation of food and alcoholic beverages at the Track to Buyer or its affiliates, as applicable, or Buyer and MBLS shall have entered into a mutually acceptable agreement providing for such sale and dispensation by MBLS until such time as the commission shall have issued such permits and licenses.

8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

   Sellers' obligation to consummate the Asset Acquisition and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

   Each of Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 BUYER'S PERFORMANCE

  (a) Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

  (b) Each document required to be delivered pursuant to Section 2.7 must have been delivered, and each of the payments required to be made pursuant to Section 2.7 must have been made.

8.3 ADDITIONAL DOCUMENTS

   Each of the following documents must have been fully executed, acknowledged when applicable and delivered to Sellers (except that a failure by a Seller or any of its affiliates to execute and acknowledge a document shall not be a failure of this condition):

  (a) an opinion of O'Melveny & Myers LLP, dated the Closing Date, in the form of Exhibit EE attached hereto;

  (b) a copy of the Assignment;

  (c) a copy of the License Assignment;

  (d) a copy of the SC Assignment;

  (e) a copy of the Concession Agreement;

  (f) the Sports Park Assignment; and

  (g) such other documents as Sellers may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
      Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.4 NO INJUNCTION

   There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the Asset Acquisition and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.5 CONSENTS

   Each Consent identified in Part 3.2 of the Disclosure Letter, and each Consent identified in Section 4.2, must have been obtained and must be in full force and effect.

8.6 NO PROCEEDINGS

   Since the date of this Agreement, there must not have been commenced or Threatened against Buyer or against any Person affiliated with it, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

8.7 NO PROHIBITION

   Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause either Seller or any Person affiliated with Sellers to suffer any material adverse consequences under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

8.8 HSR ACT

   The waiting period under the HSR Act shall have expired or been terminated.

8.9 COMMISSION APPROVAL

  (a) The Commission shall have issued the New License to New LLC and the Commission's Order granting the New License shall have become final and unappealable.

  (b) The Commission shall have approved the acquisition of New LLC by Buyer and the merger of New LLC into Buyer and the Commission's Order approving such actions shall be final and unappealable.

8.10 AMENDMENTS, RELEASES, TERMINATIONS

  (a) The Sports Corporation (or the City, as applicable) shall have agreed in writing to the termination of the agreements listed on Exhibit FF.

  (b) The LS Profit Sharing Agreement dated as of September 15, 1995 between the Sports Corporation and Lone Star shall have been amended to eliminate any requirement to deposit any amount into the Lease Reserve Funds.

  (c) Sellers shall have been released from any obligation or liability under the agreements listed on Exhibit GG.

  (d) Grand Prairie Metropolitan Utility and Reclamation District of Dallas County, Texas shall have released the Deed of Trust dated as of September 15, 1995, executed and delivered by Lone Star for the benefit of GPMURD, recorded in Volume 95211, Page 4020 of the Deed of Trust Records of Dallas County, Texas.

9. TERMINATION

9.1 TERMINATION EVENTS

   This Agreement may be terminated upon notice:

  (a) prior to the Closing, by Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured (if curable) within twenty
      (20) days after written notice thereof;

  (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the date for the Closing determined pursuant to Section
      2.5 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition (ii) by Buyer pursuant to Section 2.11(b), Section 7.8(a) or Section 7.8(b); or
      (iii) by Sellers, if any of the conditions in Section 8 has not been satisfied as of the date for the Closing determined pursuant to Section
      2.5 or if satisfaction of such a condition is or becomes impossible (other than through the failure of either Seller to comply with its obligations under this Agreement) and Sellers have not waived such condition;

  (c) prior to the Closing, by mutual consent of Buyer and Sellers; or

  (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2002, or such later date as the parties may agree upon in writing.

9.2 EFFECT OF TERMINATION

   Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 11.1 and 11.3 shall survive; provided, however, that if this Agreement is terminated by a party because of a Breach by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's

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

failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies shall survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES

10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

   All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, and any certificate or document delivered pursuant to this Agreement shall survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

   Sellers shall jointly and severally indemnify and hold harmless Buyer and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Buyer Indemnified Persons") for, and shall pay to the Buyer Indemnified Persons the amount of, any actual loss, liability, claim, damage (excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

  (a) any Breach of any representation or warranty when made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, any supplement to the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

  (b) any Breach by Sellers of any covenant or obligation of Sellers in this Agreement;

  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers (or any Person acting on their behalf) in connection with any of the Contemplated
      Transactions;

  (d) any claim made by any of the Persons listed on Part II of Exhibit UU arising out of or relating to any matter set forth on Part I of Exhibit UU;

  (e) any claim made by any of the Persons listed on Part III of Exhibit UU arising out of or relating to any matter set forth on Part I of Exhibit UU;

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  (f) any claim made by any Person with respect to any Excluded Assets or
      Excluded Liabilities, except Excluded Liabilities (i) described in
      Section 2.2(a)(iii) and (ii) that arise under Environmental Laws, or Occupational Safety and Health Laws to the extent they relate to Environmental Laws or to matters described in Section 2.2(a)(iii), with respect to the Purchased Assets (provided that that this exception shall not preclude any claim by a Buyer Indemnified Person (i) pursuant to Section 10.2(a) or 10.2(b), or (ii) pursuant to any applicable statutory or common law principle);

  (g) any failure by Sellers to comply with any bulk sales requirements; and

  (h) any claim made by any investor suite holder (but not other suite licensees) listed on Exhibit G attached hereto that such Person had any rights or privileges with respect to such suite on or before the Closing Date in addition to those set forth in Exhibit HH attached hereto.

   The remedies provided in this Article 10 shall be the exclusive post-Closing remedies available to Buyer, Parent and the Buyer Indemnified Parties under this Agreement.

10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

   Buyer shall indemnify and hold harmless Sellers and their respective Representatives, partners, stockholders, controlling persons and affiliates (collectively, the "Seller Indemnified Persons" and, together with the Buyer Indemnified Persons, the "Indemnified Persons") for, and shall pay to the Seller Indemnified Persons the amount of any actual Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement or (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.

10.4 TIME LIMITATIONS

  (a) If the Closing occurs, Sellers shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.5 and 3.10, unless on or before the date which is twenty-four (24) months after the Closing Date, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.10 may be made at any time on or before the date which is three (3) years after the filing of Sellers' 2001 federal income tax returns; and a claim with respect to
      Section 3.5 may be made at any time. If the Closing occurs, Buyer shall not have any liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date unless on or before the date which is twenty-four (24) months after the Closing Date Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail, to the extent then known by Sellers.

  (b) The indemnification obligations set forth in Sections 10.2(b) through
      (h) shall survive the Closing until the later of (i) termination of any payment obligations and

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     (ii) entry of a final Order in any Proceeding brought in respect of any such payment obligations and the payment, in full, by Sellers of any such obligations.

10.5 LIMITATIONS ON AMOUNT -- SELLERS

   Sellers shall have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2(a) or (f) or, to the extent relating to any failure to perform or comply prior to the Closing Date,
Section 10.2(b) until the total of all Damages with respect to such matters exceeds US$500,000 (and if the total of all such Damages exceeds $500,000, then Sellers will be liable for all such Damages including the first $500,000) and the maximum aggregate liability of Sellers with respect to such matters shall be US$20,000,000. However, this Section 10.5 shall not apply to any Breach of any of the representations and warranties of Sellers of which Sellers had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Sellers of any covenant or obligation, and Sellers shall be liable for all Damages with respect to such Breaches. There shall be no limitations on indemnity of the types referred to in the first sentence of this Section 10.5 for any Damages arising out of or enumerated in Sections 10.2(c), 10.2(d), 10.2(e), 10.2(g) or 10.2(h) or for Damages sought under Section 10.2(b) for Breach of the covenant contained in Section 5.11.

10.6 LIMITATIONS ON AMOUNT -- BUYER

   Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.3(a) or, to the extent relating to any failure to perform or comply prior to the Closing Date, Section 10.3(b) until the total of all Damages with respect to such matters exceeds US$500,000 (and if the total of all such Damages exceeds $500,000, then Buyer shall be liable for all such Damages including the first $500,000). However, this
Section 10.6 will not apply to any Breach of any representation and warranty of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

10.7 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS

  (a) Promptly after receipt by an indemnified party under Section 10.2 or
      Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

  (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable

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

     assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.

        If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. IF NOTICE IS GIVEN TO AN INDEMNIFYING PARTY OF THE COMMENCEMENT OF ANY PROCEEDING AND THE INDEMNIFYING PARTY DOES NOT,
     WITHIN TEN DAYS AFTER THE INDEMNIFIED PARTY'S NOTICE IS GIVEN, GIVE
     NOTICE TO THE INDEMNIFIED PARTY OF ITS ELECTION TO ASSUME THE DEFENSE OF SUCH PROCEEDING, THE INDEMNIFIED PARTY SHALL, AT THE EXPENSE OF THE INDEMNIFYING PARTY, UNDERTAKE THE DEFENSE OF SUCH PROCEEDING WITH
     COUNSEL SELECTED BY THE INDEMNIFIED PARTY AND SHALL HAVE THE RIGHT
     TO COMPROMISE OR SETTLE ANY SUCH CLAIMS WITH THE CONSENT OF THE INDEMNIFYING PARTY (FOLLOWING REASONABLE NOTICE OF THE TERMS OF SUCH COMPROMISE OR SETTLEMENT) WHICH CONSENT SHALL NOT BE UNREASONABLY
     WITHHELD OR DELAYED.

  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.8 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS

   A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.9 OFFSET

  (a) Buyer shall have the right to offset against any amount owed to Sellers under this Agreement or any other document delivered pursuant to this Agreement any

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

     amount that is due to Buyer under the terms and conditions of this Agreement or such other document. If any matter as to which Buyer may be able to assert a claim under this Agreement or such other document is pending or unresolved at the time payment is otherwise due from Buyer hereunder, Buyer shall have the right, in addition to any other rights or remedies, to withhold from such payment an amount equal to the amount of the claim until such matters are resolved.

  (b) Sellers shall have the right to offset against any amount owed to Buyer under this Agreement or any other document delivered pursuant to this Agreement any amount that is due to Sellers under the terms and conditions of this Agreement or such other document. If any matter as to which Sellers may be able to assert a claim under this Agreement or such other document is pending or unresolved at the time payment is otherwise due from Seller hereunder, Sellers shall have the right, in addition to any other rights or remedies, to withhold from such payment an amount equal to the amount of the claim until such matters are resolved.

10.10 ESCROW

   To secure Sellers' indemnification obligations under Section 10.2, on the Closing Date, Buyer shall deposit $10,000,000 of the Purchase Price into an escrow account pursuant to an Escrow Agreement in the form attached hereto as
Exhibit II (the "Escrow Agreement"). On the second anniversary of the Closing Date, all funds in the escrow account in excess of the sum of (a) $500,000 and
(b) 110% of the amount of actual Damages alleged in good faith in any unresolved claim for indemnification, shall be released to Sellers. When Buyer may no longer, pursuant to Section 10.4, make a claim with respect to Section 3.10, all funds in the escrow account in excess of 110% of the amount of actual Damages then the subject of any unresolved claim for indemnification which has been alleged in good faith shall be released to Sellers. If there are any remaining claims for indemnification, any remaining funds in the escrow account shall be released to Sellers when such claims are resolved. Sellers shall be entitled to withdraw any income earned on the escrowed funds at any time unless claims for indemnification have been made which allege in good faith damages in excess of the amount that would remain in the escrow account after such withdrawal.

10.11 DISSOLUTION OF LSJC

   Buyer acknowledges that Tenant, which is wholly owned by Lone Star, may dissolve after the Closing and that Buyer then would be able to look only to Lone Star and the funds escrowed pursuant to Section 10.10 in the event of any claim for indemnification hereunder.

11. GENERAL PROVISIONS

11.1 EXPENSES

   Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will pay the cost of the Title Policy and Buyer and Sellers will each pay one half of the HSR Act filing fee. In the event of

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termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach by another party.

11.2 PUBLIC ANNOUNCEMENTS

   Except pursuant to Legal Requirement, the rules and regulations of any national security exchange or with the prior written consent of the other party, neither party will, or will allow its respective Representatives to, directly or indirectly make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of, the Contemplated Transactions or any of the terms, conditions or other aspects thereof; provided that, in any event, Parent may issue a press release announcing the execution of this Agreement and/or the consummation of the Contemplated Transactions without the prior written consent of Sellers. If Legal Requirement requires such disclosure, the party under such requirement must first provide to the other party (no less than two business days prior to such proposed disclosure) the content of the disclosure, the reasons that such disclosure is required, the time and place that the disclosure will be made, and an opportunity to comment upon the form of such proposed disclosure.

11.3 CONFIDENTIALITY

   Between the date of this Agreement and the Closing Date, the parties will maintain in confidence, and will cause their respective Representatives to maintain in confidence, any information furnished by another party or Sellers in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with Proceedings.

   If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive any cause of action, right, or claim arising out of the access of Buyer or its Representatives to any Trade Secrets or other confidential information of Sellers except for the intentional competitive misuse by Parent or Buyer of such Trade Secrets or confidential information.

   Lone Star and Magna International, Inc. have entered into a confidentiality agreement dated June 5, 2001. Buyer agrees to be bound by such confidentiality agreement to the same extent as Magna International, Inc. and Sellers agree to be bound by such confidentiality agreement to the same extent as Lone Star. Such confidentiality agreement shall apply to this Agreement and the Contemplated Transactions and shall continue in full force and effect according to its terms.

11.4 NOTICES

   All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when
(a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt),

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

provided that a copy is mailed by registered or certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                   Sellers:            Lone Star Race Park, Ltd.
                                       c/o Kaminski Interests, Inc.
                                       3811 Turtle Creek Boulevard, Suite
                                       1300
                                       Dallas, Texas 75214
                                       Facsimile: 214-528-9929
                                       Attention: Robert L. Kaminski

            With a copy to:            Jenkens & Gilchrist,
                                       a Professional Corporation
                                       1445 Ross Avenue, Suite 3200
                                       Dallas, Texas 75202
                                       Facsimile: 214-855-4300
                                       Attention: Thomas G. Adler

              Parent/Buyer:            Magna Entertainment Corp.
                                       337 Magna Drive
                                       Aurora, Ontario, Canada L4G 7K1
                                       Facsimile: 905-726-7177
                                       Attention: Jim McAlpine, President

            With copies to:            Magna Entertainment Corp.
                                       337 Magna Drive
                                       Aurora, Ontario, Canada L4G 7K1
                                       Facsimile: 705-726-7448
                                       Attention: Ed Hannah, Esq.
                                                  General Counsel

                                                    and

                                       O'Melveny & Myers LLP
                                       400 South Hope Street
                                       Los Angeles, California 90071-2899
                                       Facsimile: 213-430-6407
                                       Attention: Frederick B. McLane, Esq.
11.5 FURTHER ASSURANCES

   The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

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

11.6 WAIVER

   Except as otherwise expressly provided in this Agreement, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7 ENTIRE AGREEMENT AND MODIFICATION

   This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.8 DISCLOSURE LETTER

  (a) The disclosures in the Disclosure Letter, and those in any supplement or amendment thereto, must relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, although any Part of the Disclosure Letter or any supplement or amendment thereto may cross reference or incorporate by reference from any other Part of the Disclosure Letter or any supplement or amendment thereto or from any exhibit to this Agreement.

  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.9 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

   No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Lone Star may assign its rights under Section 2.13 and Exhibit PP to any Related Persons described in clause (ii)(a), (ii)(b) or (ii)(d) of the definition thereof and any Related Person described in clause (i)(a), (i)(b) or (i)(c) of any individual described in clause (ii)(b) without Buyer's prior written consent, provided that such assignment is not in contravention of any Legal Requirement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

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

Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement and the Indemnified Persons any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.10 SEVERABILITY

   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 SECTION HEADINGS, CONSTRUCTION

   The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.12 TIME OF ESSENCE

   With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13 GOVERNING LAW

   This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

11.14 COUNTERPARTS

   This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                  [remainder of page intentionally left blank]

   IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

MEC LONE STAR, L.P.,
a Delaware limited partnership

By: MEC TEXAS RACING, INC.,
   a Delaware corporation,
   its general partner

  By: ______________________________
      Jim McAlpine
      President and Chief Executive Officer

LONE STAR RACE PARK, LTD.,
a Texas limited partnership

By:LONE STAR RACE PARK
   MANAGEMENT CORPORATION,
   a Texas corporation,
   its general partner

  By: _______________________________
      Robert L. Kaminski
      Chairman of the Board
      and Chief Executive Officer

LSJC DEVELOPMENT CORPORATION,
a Texas corporation

   By: _______________________________
       Robert L. Kaminski
       President

   Parent hereby irrevocably and unconditionally guarantees to Sellers the full and timely performance, payment and discharge by Buyer of all obligations and liabilities of Buyer pursuant to this Agreement to be performed on or before the Closing Date (the "Guaranteed Obligations"), and agrees that if Buyer shall fail to pay or perform any Guaranteed Obligation when and as required by the terms of this Agreement, Parent will promptly pay or perform any such Guaranteed Obligation as required of Buyer pursuant to the terms of the Agreement and will further pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by Sellers in enforcing such Guaranteed Obligations. This guaranty is a continuing guaranty of payment and of performance of the Guaranteed Obligations and not of collectibility and is in no way conditional or contingent upon any attempt to collect from Buyer or upon any other action, occurrence or circumstance whatsoever. It shall not be necessary for Sellers, in order to enforce such payment or performance by Parent, first to institute suit or exhaust remedies against Buyer. The obligations of Parent hereunder shall be primary, absolute, irrevocable and unconditional, and, to the fullest extent permitted by law, shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, (a) any amendment of this Agreement or any assignment or transfer of any rights or obligations hereunder in accordance with its terms, (b) any extension of the time for the payment or performance of any obligations under this Agreement or any other action granting indulgence or extension of any kind, or (c) any bankruptcy, insolvency, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Buyer. Parent waives all rights of sureties or guarantors under Rule 31 of the Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code. This guaranty shall terminate and be of no further force and effect upon the occurrence of the Closing.

MAGNA ENTERTAINMENT CORP.,
a Delaware corporation



By: _____________________________________
    Jim McAlpine
    President and Chief Executive Officer

                                      S-2